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XYLEM INC.
2017 Proxy Statement

Notice of Annual Meeting of Shareholders
to be held on May 10, 2017

March 28, 2017
Dear Xylem Shareholders,
2016 was a transformative year for Xylem as we delivered strong financial results, grew our business and made significant progress on each of our strategic priorities. We deployed nearly $2 billion last year for acquisitions that collectively are reshaping the growth and profitability profile of Xylem. We also continued to invest in the development of our employees to ensure our global workforce and leadership teams have the skills and expertise needed to deliver on our strategy and meet our customers’ evolving needs.
Despite decidedly mixed economic conditions in various regions around the globe, our teams delivered positive organic revenue growth year-over-year, driven primarily by a robust public utility end market, where we captured market share in certain regions, and a relatively stable commercial business. This momentum was tempered by ongoing weakness in the oil and gas and mining sectors that we serve, as well as lower demand in the light industrial arena.
As we expanded both organically and inorganically, we also made significant progress in our ongoing productivity initiatives designed to improve our operational efficiency and reduce our cost structure. These efforts generated more than $130 million in cost savings, which enabled us to continue to invest in our strategic growth initiatives. These results not only grew our profitability for the year, but also better positioned Xylem to deliver increased growth and profitability in the future.
For the year, we delivered reported earnings of $1.45 per share, and adjusted earnings of $2.03* per share, a 10-percent increase over the prior year’s adjusted results. In addition, we increased our dividend by 10 percent last year, and have also announced a 16-percent increase in the dividend for 2017, representing our fifth consecutive year of raising the dividend.
Evolving our Portfolio to Accelerate Growth
During the year, we accelerated our capital deployment through acquisitions that met our clearly defined strategic and financial criteria. Our acquisitions of Sensus and Visenti immediately expanded our portfolio with the types of intelligent, integrated solutions that are fueling the water sector’s transition to smart infrastructure. These additions are helping to advance our long-term vision of being a leading provider of advanced technologies and integrated solutions across the water sector.
Sensus, the largest of these acquisitions, is a leader in smart meters, network technologies and advanced data analytics services for the water, gas and electric utilities industries. This addition has increased Xylem’s exposure to faster-growing end markets, opening up attractive new markets and providing new growth platforms for the company. We now have a strong portfolio in the metering industry and leading position in the faster-growing advanced metering space. The businesses in the electric and gas utilities sectors are attractive adjacencies that increase Xylem’s exposure to the entire arena of smart infrastructure.
In addition, the Sensus network technologies currently connect millions of smart meters around the world, which we expect to extend to Xylem’s current portfolio of connected water solutions. We also will build on the platform of advanced data analytics currently provided to utilities as these capabilities have the flexibility to be applied in other smart infrastructure adjacencies. With Visenti, we added a suite of products that focus on increasing the productivity of water distribution networks. These offerings target the perennial challenge of leak detection, pressure management and water quality monitoring in the distribution network. In addition, Visenti’s highly expert data scientists will further accelerate our R&D work across Xylem in the area of systems intelligence.
These transactions are excellent illustrations of how an acquisition can be an effective proxy for R&D. Together, they helped to quickly move Xylem’s portfolio of solutions up the technology curve and increase the value we can bring to customers with a broader portfolio of solutions that target some of their most urgent challenges.

* This is a non-GAAP measure that excludes certain items. For a description and reconciliation of the items excluded, please see pages 27-29 of our 2016 Annual Report on Form 10-K.

Focus and Execution
Our focus on five strategic priorities helped to drive our progress and maintain focus, even as we completed significant acquisitions. They continue to serve as the foundation for future growth and long-term value creation. Those priorities are strengthening innovation and technology, enhancing our commercial excellence through increased sales capabilities, improved customer service and streamlined processes, growing in Emerging Markets, building a continuous improvement culture, and cultivating leadership and talent development. Along with these priorities are the imperatives of driving a culture of compliance and safety to create a sustainable enterprise that demonstrates respect for the communities in which we operate and our colleagues around the world.

A few highlights include our successful global launch of the Flygt Concertor, the world’s first intelligent wastewater pump. We opened a new factory in Dubai, bringing our capabilities closer to our customers in that important region. We established a Xylem Systems Intelligence Center of Excellence in the U.S. to accelerate the development of new integrated solutions. New partnerships with MIT and Stanford University will help to drive our sustainability agenda, and we collaborated with the U.S. Bureau of Reclamation to sponsor the Arsenic Sensor Challenge. Our commitment to creating a sustainable enterprise was recognized by the FTSE4Good Index and Nasdaq CRD Global Sustainability Index. And we continued to expand our talent development with the launch of an online Xylem Learning Center.

As a global enterprise, we will continue to face mixed economic environments but there are undeniable macro trends that will positively impact our business for years to come. The steady increase in spending on water infrastructure coupled with the benefits provided by smart, integrated solutions in the water sector provide a strong foundation for continued growth. We also see a growing demand for data analytics to optimize customers’ operations. And the need for sustainable solutions that address the impacts of climate change is accelerating at a notable pace.

We firmly believe that the actions we took in the past year uniquely position Xylem to capture the opportunities presented by these trends. With an expanded portfolio of solutions, continuing focus on productivity and, above all, a passionate team of Xylem colleagues around the world, we are confident in our ability to drive sustained, profitable growth and create greater value for our shareholders. We thank you for your ongoing support and look forward to continuing to share our progress with you.
Sincerely,

Markos I. Tambakeras Chair

Patrick K. Decker President & CEO

1 International Drive
Rye Brook, NY 10573

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 28, 2017

Date and Time:	Wednesday, May 10, 2017, at 11:00 a.m. ET
Place:	Xylem World Headquarters 1 International Drive, Rye Brook, New York 10573
Items of Business:
1.
Election of six members of the Xylem Inc. Board of Directors.
2.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2017.
3.
Advisory vote to approve named executive officer compensation.
4.
Amendment to Articles of Incorporation to allow Shareholders to amend our By-laws.
5.
Transact such other business as may properly come before the meeting.

Record Date:	March 14, 2017
Mailing or Availability Date:	Beginning on or about March 28, 2017, this Notice of Annual Meeting and the 2017 Proxy Statement are being mailed and made available to shareholders of record as of March 14, 2017.
Voting by Proxy:
Your vote is important. You can vote your shares by Internet, by telephone or by completing and returning your proxy card or voting instruction form. Please see “Proxy Statement – Information About Voting” for details.

By Order of the Board of Directors,

Claudia S. Toussaint
SVP, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting:
Our 2017 Proxy Statement and Annual Report for the year ended December 31, 2016 will be available online at www.proxyvote.com and on our website at www.xyleminc.com under “Investors.”

Proxy Statement Summary
We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors of Xylem Inc. (“Xylem” or the “Company”) for the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2016 Annual Report before you vote.
2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Record Date	Location
May 10, 2017 at 11:00 a.m. ET	March 14, 2017	Xylem Inc. World Headquarters 1 International Drive Rye Brook, New York 10573
Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of 6 members of the Xylem Inc. Board of Directors	FOR	4
2	Ratification of the appointment of Deloitte & Touche LLP for 2017	FOR	9
3	Advisory vote to approve named executive officer compensation	FOR	11
4	Amendment to Articles of Incorporation to allow shareholders to amend the By-laws	FOR	12
CORPORATE GOVERNANCE HIGHLIGHTS

•
Independent Chair
•
All Directors are independent except our CEO (90%)
•
Shareholder proxy access right
•
Regular engagement with shareholders
•
Senior executive & Director stock ownership guidelines
•
Restriction on the number of other boards Directors may serve on to avoid overboarding
•
Overall Board and committee meeting attendance of 98% in 2016
•
Board regularly reviews board size and composition, including diversity and tenure, as well as committee structure through its Nominating & Governance Committee

•
Executive officers are subject to clawback policy
•
Declassified Board phase-in will be complete in 2018
•
Shareholders have the right to call special meetings
•
No poison pill
•
Board & committees conduct annual self-assessments
•
Majority voting with a Director resignation policy for Directors in uncontested elections
•
Company policy prohibits executive officers and Directors from pledging and hedging Xylem stock
•
The Independent Directors hold regularly scheduled executive sessions of Board and each committee without Company management present

SHAREHOLDER ENGAGEMENT
We value the views of our shareholders and we believe that building positive relationships with our shareholders is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareholders, we regularly engage with our shareholders on a range of topics related to strategic and operational matters as well as executive compensation and governance matters.

1	Xylem 2017 Proxy Statement

Proxy Access for Director Nominations
In 2016 we adopted proxy access provisions with the following key parameters:

•	Ownership threshold: 3% of outstanding shares of our common stock, including certain loaned shares

•	Holding period: Shares owned continuously for 3 years

•	Number of director nominees: Two or up to 20% of our existing Board, whichever is greater

•	Nominating group size: Up to 20 shareholders may group together to reach the 3% ownership threshold (counting certain groups of funds as one shareholder for these purposes)
See page 13 for more information on our shareholder engagement program.
COMMITMENT TO SUSTAINABILITY
At Xylem, sustainability is at the very center of who we are and what we do.  As a leading global water technology company, we deal with one of the world’s most urgent sustainability issues on a daily basis - responsible stewardship of our shared water resources.  Our link to this enormous challenge informs how we think about sustainability and drives us to become a more sustainable company.
In 2016, we were rated by and named to several indices used to track performance of companies in measuring and reporting on their sustainability performance: the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, the CDP (formerly the Carbon Disclosure Project), and the NASDAQ OM CRD Global Sustainability Index. This is a major acknowledgment reflecting the work we have done to advance sustainable business practices and to consistently report our progress over time. To learn more about our sustainability efforts, please view our annual Sustainability Report available at www.xylemsustainability.com.
We encourage our shareholders to sign up for electronic delivery of proxy materials to help conserve natural resources (see page 48 for instructions). If you have feedback or questions on our Sustainability Report, please email us at xylem.sustainability@xyleminc.com.
COMPENSATION HIGHLIGHTS
(see page 26 for our Compensation Discussion and Analysis)

•
A significant portion of our executive pay is performance-based and not guaranteed
•
Compensation for our named executive officers (“NEOs”) is aligned with shareholder interests through a balanced equity program (mix of restricted stock units, performance share units and stock options)
•
We conduct regular compensation benchmarking and an annual compensation risk assessment
•
We have a cap on our incentive compensation payouts

•
In 2016 we implemented a double-trigger change in control requirement for our long-term incentive awards
•
Our Leadership Development and Compensation Committee is advised by an independent compensation consultant
•
In 2016, as in prior years, we received strong support in our say-on-pay advisory vote (97%)
•
Our policy is to conduct an Annual Say-on-Pay shareholder vote

2016 NEO Compensation Mix*:
*Percentage of pay is based on annual target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) and excludes any one-time awards granted upon hire.

Xylem 2017 Proxy Statement	2

PROPOSALS TO BE VOTED ON AT THE 2017 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS
We are a global water technology company committed to developing innovative technology solutions to the world's water challenges. Our Board, through its Nominating and Governance Committee, regularly reviews the skills and experience needed to properly oversee the interests of the Company, taking into account the Company's short and long-term strategies. Our Board believes that the director nominees, along with the continuing members of the Board, have the appropriate mix of experience, skills, qualifications and attributes needed to lead the Company at the Board level.

Xylem's Board of Directors - Experience, Skills, Qualifications & Attributes

Leadership Experience	Operational Expertise	Diversity of Thought & Background

Governance Expertise	Strategic & Growth Experience	Global Experience

Technology & Innovation Experience	Water Industry Knowledge	Sales & Marketing Experience

Financial Expertise	Risk Management Experience	Talent Management Experience
For more information regarding director nominations and qualifications, see “Identifying and Evaluating Director Nominees” on page 15.
Historically our Board of Directors was divided into three classes. In 2013, our shareholders voted to support a management proposal to declassify our Board in three phases. Beginning in 2016 each director nominee that is elected will serve for a one-year term.
Our Board has nominated each of Curtis J. Crawford, Ph.D., Robert F. Friel, Sten E. Jakobsson, Steven R. Loranger, Surya N. Mohapatra, Ph.D. and Jerome A. Peribere for a one-year term. Edward J. Ludwig, who is currently a Director serving as Chair of the Finance, Innovation and Technology Committee and also serving on our Leadership Development and Compensation Committee has informed that Board that he will not stand for re-election. Mr. Ludwig will continue to serve through the end of his current term.
The Board has determined that each nominee is independent and that each nominee brings experience, expertise and diverse perspectives that will contribute to the overall strength of the Board in its oversight role. Each of the nominees currently serves on our Board and has agreed to be named in this Proxy Statement and to serve as a Director if elected.  In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named as proxy will have the right to use their discretion to vote for a substitute, or the Board may reduce the number of Directors.

Xylem 2017 Proxy Statement	4

Below are summaries of the business experience and other qualifications of each of the nominees.

Our Board of Directors recommends that you vote FOR the election of each of the 2017 director nominees

2017 Director Nominees

Curtis J. Crawford, Ph.D.
_____________________
Director since 2011
_____________________
Age 69
_____________________
Independent
_____________________
Committees
● Leadership Development & Compensation (Chair)
● Finance, Innovation &
    Technology

Curtis J. Crawford, Ph.D. has served as President and Chief Executive Officer of XCEO, Inc. since 2003. XCEO is a consulting firm specializing in leadership and governance. From 2002 to 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. Dr. Crawford served as both Chief Executive Officer (1998 to 2001) and Chairman (1999 to 2001) of ZiLOG, Inc., and also has extensive executive experience with AT&T Corporation and IBM Corporation.

Dr. Crawford brings significant experience in technological innovation and leading high-technology companies to our Board. He also provides expertise in the area of corporate governance. He is the author of three books on leadership and corporate governance and has more than 20 years of board experience. In 2011, Dr. Crawford was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors for his contributions to corporate governance and for having made a meaningful impact in the boardroom.
Public Company Boards
● ON Semiconductor Corporation (1999-present); Chairman (1999-2002)
● The Chemours Company (2015-present)
● E.I. DuPont de Nemours and Company (1998-2015)
● ITT Corporation (1996-2011)
● Agilysys, Inc. (2005-2008)

Robert F. Friel _____________________ Director since 2012 _____________________ Age 61 _____________________ Independent _____________________ Committees ● Nominating & Governance(Chair) ● Audit
Robert F. Friel has served as Chief Executive Officer of PerkinElmer, Inc., a multinational corporation focused on human and environmental health, since 2008. Mr. Friel joined PerkinElmer in 1999 and has held a variety of positions, including Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology, in addition to his oversight of the finance function. Mr. Friel also served as President of Life and Analytical Sciences, and President and Chief Operating Officer.

From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International Inc.
Mr. Friel brings extensive experience in global technology industries as well as his strategic, financial and board leadership experience to our Board.
Public Company Boards
●  PerkinElmer, Inc. (2006-present); Chairman (2009-present)
● NuVasive, Inc. (2016-present)
●  CareFusion, Inc. (2009-2015)
●  Fairchild Semiconductor, Inc. (2004-2009)
●  Millennium Pharmaceuticals, Inc. (2005-2008)

5	Xylem 2017 Proxy Statement

Sten E. Jakobsson _____________________ Director since 2011 _____________________ Age 68 _____________________ Independent _____________________ Committees ● Audit ● Leadership Development & Compensation
Mr. Jakobsson is the Former President and Chief Executive Officer of ABB AB, the Swedish subsidiary of ABB Ltd., a leading power and industrial automation company.  During his nearly 40-year career at ABB, he held several key leadership positions, including Head of the North Europe Region and Executive Vice President of the Power Transmission and Distribution Segment.  He retired from AAB in 2011. Mr. Jakobsson has served as Chairman of Power Wind Partners AB, a private company, since 2011.

In 2014 he was appointed Chairman of Luossavaara-Kiirunavaara Aktiebolag, a non-public company, where he has been a director since 2012.
Mr. Jakobsson brings to our Board extensive experience in managing global industrial organizations, including expertise in international sales, complex project execution and manufacturing operations.
Public Company Boards
●  Stena Metall AB (2006-present)
●  SAAB AB (2008-present)
●  FLSmidth & Co. A/S (2011-present)

Steven R. Loranger _____________________ Director since 2011 _____________________ Age 65 _____________________ Independent _____________________ Committees ● Audit ● Nominating & Governance
Steven R. Loranger served as Chairman, President and CEO of ITT Corporation, a global manufacturing company, from 2004 until October 2011. He served as interim Chief Executive Officer and President of Xylem Inc. from September 2013 until March 2014. Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004.

Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc. from 1981 to 2002, including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses. Mr. Loranger is a Senior Advisor to the CEO of FlightSafety International and he serves on the Boards of the National Air and Space Museum, the Congressional Medal of Honor Foundation and the Wings Club.
Mr. Loranger brings an in-depth understanding of the Company’s operations, as well as valuable institutional knowledge to our Board. He has extensive operational and manufacturing experience with industrial companies.
Public Company Boards
●  Edwards Lifesciences Corporation (2016-present)
●  FedEx Corporation (2006-2014)
●  Exelis Inc. (2011-2013)
●  ITT Corporation (Chairman) (2004-2011)

Xylem 2017 Proxy Statement	6

Surya N. Mohapatra Ph.D.
_____________________
Director since 2011
_____________________
Age 67
_____________________
Independent
_____________________
Committees
● Finance, Innovation & Technology
● Nominating & Governance

Surya N. Mohapatra Ph.D. served as Chief Executive Officer and Chairman of Quest Diagnostics Incorporated, a leading provider of diagnostic information services from 2004 until 2012. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in 1999. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President and a member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure.

Dr. Mohapatra serves as a Director on the Board of Leidos, a science and technology company, and is a trustee of the Rockefeller University. He is also an Executive-in-Residence at Columbia Business School.
Dr. Mohapatra brings to the Board his extensive international business experience and wide-ranging operational and strategic knowledge. Dr. Mohapatra has a strong technical background with an emphasis on Six-Sigma quality and customer-focused business practices.
Public Company Boards
●  Leidos Holdings (2016-present)
●  Quest Diagnostics (2002-2012); Chairman (2004-2012)
●  ITT Corporation (2008-2011)

Jerome A. Peribere
_____________________
Director since 2013
_____________________
Age 62
_____________________
Independent
_____________________
Committees
● Finance, Innovation & Technology
● Nominating & Governance

Jerome A. Peribere has served as President and Chief Executive Officer of Sealed Air, a global manufacturer of protective and specialty packaging for food and consumer goods, since 2013. He previously served as the President and Chief Operating Officer of Sealed Air.

From 1977 through 2012 Mr. Peribere held various leadership roles at The Dow Chemical Company (“Dow”), most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials from 2009 through August 2012. Mr. Peribere currently serves on the Board of the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania.
Mr. Peribere brings extensive leadership, global operations, strategy and integration experience to the Board.
Public Company Boards
●  Sealed Air (2012-present)
●  BMO Financial Corporation (2007-2014)

7	Xylem 2017 Proxy Statement

Continuing Members of the Board of Directors
Below are summaries of the business experience and other qualifications of each Director whose terms expires in 2018.

Directors Whose Term Expires in 2018

Patrick K. Decker _____________________ Director since 2014 _____________________ Age 52
Patrick K. Decker has served as President and Chief Executive Officer of Xylem since March of 2014. He joined Xylem from Harsco Corporation, a global industrial services company, where he was President and Chief Executive Officer since 2012. Prior to that, he served in a number of leadership roles for Tyco International’s Flow Control business, ultimately serving as President of Tyco Flow Control, a leader in industrial flow control solutions.

Mr. Decker is a member of the Bipartisan Policy Center’s Executive Council on Infrastructure as well as the Energy and Environment Committee of the Business Roundtable.
Earlier in his career, Mr. Decker held a number of progressively responsible financial leadership positions at Bristol-Myers Squibb Company, including nine years of service in Latin America and Asia. He started his career as an auditor for Price Waterhouse LLP, now PricewaterhouseCoopers, LLP. He currently serves on the advisory council for the Dean of the Kelley School of Business at Indiana University.
Mr. Decker brings valuable global leadership experience, expertise in business operations and finance and extensive knowledge of the water industry to the Board.
Public Company Boards
●  Harsco Corporation (2012-2014)

Victoria D. Harker
_____________________
Director since 2011
_____________________
Age 51
_____________________
Independent
_____________________
Committees
● Audit (Chair)
● Leadership Development & Compensation

Victoria D. Harker is EVP and Chief Financial Officer of TEGNA, Inc. and former CFO of Gannett Co., Inc. TEGNA is the broadcasting and digital businesses company formed when Gannett split into two publicly traded companies in 2015. Prior to joining Gannett in 2012, Ms. Harker served as the CFO and President of Global Business Services of the AES Corporation.

Prior to joining AES in 2006, she held several key leadership roles including Acting Chief Financial Officer and Treasurer of MCI and Chief Financial Officer of MCI Group, a unit of World-Com Inc. Ms. Harker sits on the American University Advisory Council, and serves as a trustee on the Board of Visitors of the University of Virginia.
Ms. Harker brings to the Board extensive international business experience with a wide-ranging management and financial reporting background. Ms. Harker’s experience as a director for other public companies provides additional relevant experience in serving on our Board of Directors.
Public Company Boards
●  Huntington Ingalls Industries (2012-present)
●  Darden Restaurants, Inc. (2009-2014)

Xylem 2017 Proxy Statement	8

Markos I. Tambakeras _____________________ Director since 2011 _____________________ Age 66 _____________________ Independent Chair _____________________ Committees ● Nominating & Governance
Markos I. Tambakeras has served on our Board of Directors as Chairman since 2011. Mr. Tambakeras was Chairman, President and Chief Executive Officer of Kennametal, Inc. from 1999 until 2005 and President, Industrial Controls Business, for Honeywell Incorporated from 1995 to 1999.
He currently is Vice Chair of the Board of Make-A-Wish Foundation International.

Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and has served for five years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization.
Mr. Tambakeras brings strong strategic and global industrial experience to the Board, having worked in increasingly responsible positions for several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. In addition to his Board leadership experience described above, Mr. Tambakeras has an extensive background in international operations.
Public Company Board Experience:
●  ITT Corporation (2001-2013)
●  Parker Hannifin Corporation (2005-2011)
●  Newport Corporation (2008-2009)
●  Kennamental, Inc. (1999-2006); Chairman (2002-2006)

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte has served as the Company’s independent auditors since 2011.
The Audit Committee periodically considers the rotation of the Company’s independent auditors and in 2016 the Audit Committee conducted a comprehensive request for proposal from Deloitte and other large nationally recognized accounting firms with respect to the 2017 audit engagement. After review and comparison of the request for proposal responses, the Audit Committee determined that the continued retention of Deloitte for 2017 is in the best interests of the Company and its shareholders. In conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee was directly involved in the selection of a new lead engagement partner who began in 2016.
The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

●	independence	●	peer review program
●	experience	●	report on quality
●	technical capabilities	●	appropriateness of fees charged
●	client service assessment	●	industry insight
●	responsiveness	●	PCAOB inspection results
The appointment of Deloitte for 2017 is being submitted for shareholder ratification with a view toward soliciting the opinion of shareholders whose opinion will be taken into consideration in future deliberations. If the stockholders do not

9	Xylem 2017 Proxy Statement

ratify the appointment, the Audit Committee will reconsider the appointment and also consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2018.
Representatives of Deloitte attended the regularly scheduled meetings of the Audit Committee in 2016. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and are expected to be available to respond to appropriate questions.
Fees of Audit and Other Services
The aggregate fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”) for the years ended December 31, 2016 and 2015 were approximately as follows:

	2016	2015
	(In thousands)
Audit Fees (1)	$6,681	$7,445
Audit-Related Fees (2)	110	195
Tax Compliance Services	1,769	1,416
Tax Planning Services	420	415
Total Tax Services (3)	2,189	1,831
All Other Fees (4)	6	84
Total	$8,986	$9,555
____________

(1)	Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements and internal controls over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services consisted of:

•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and

•	Other miscellaneous attest services.

(3)	Fees for tax services consisted of tax compliance and tax planning services:

•
Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and review amounts to be included in tax filings; and

•
Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group structuring.

(4)	Fees related to the Company’s subscription to research tools and assistance with identification of available grants in Europe.
Pre-Approval of Audit and Non-Audit Services
Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has adopted a policy for the pre-approval of certain services provided by the independent auditor. Under the policy, pre-approval is generally provided for specific categories of audit, audit-related, tax and other services incremental to the normal auditing function. These categories include, among others, the following: employee benefit plan audits; acquisition and disposition services, including due diligence; audits of subsidiaries and other attest services unrelated to the consolidated audit; tax compliance and certain tax planning advice work; accounting consultations and support related to generally accepted accounting principles in the United States; and reviews and consultations on internal control matters.
Audit, audit-related and non-audit services which have not been pre-approved under the policy must be specifically pre-approved by the Audit Committee. In addition, if fees for any audit or non-audit services pre-approved under the policy exceed a pre-determined threshold during any calendar year, any additional proposed audit or non-audit services to be performed by the independent auditor must be specifically pre-approved by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve audit and non-audit services up to $100,000 on behalf of the Audit Committee between meetings, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. All audit, audit-related and non-audit services described above were pre-approved by the Audit Committee.

Xylem 2017 Proxy Statement	10

Our Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2017

PROPOSAL 3 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Our Board is committed to excellence in governance and recognizes the interest our shareholders have in our executive compensation program. As part of that commitment, and in accordance with SEC rules, our shareholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement. This Proposal provides shareholders the opportunity to express their views on our 2016 executive compensation program and policies. In considering your vote you should review the information on our compensation policies and decisions regarding the NEOs presented in “Executive Compensation — Compensation Discussion and Analysis.”
At our 2016 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our named executive officer compensation, with approximately 97% of votes cast in favor of the proposal. We value this endorsement by our shareholders and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, we continued our general approach to our executive compensation through fiscal year 2016.
The Company’s Leadership Development and Compensation Committee (the “LDCC”) considers the following when making executive compensation decisions:

•	alignment of executive and shareholder interests by providing incentives linked to key financial performance metrics, which the LDCC believes will help drive long-term shareholder value;

•	the ability for executives to achieve long-term shareholder value creation without undue business risk;

•	the creation of a clear link between an executive’s compensation and his or her individual contribution and performance;

•	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries in which we operate and other similar companies generally.
The Board recommends you vote FOR the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
While the results of the vote are advisory in nature, the Board and LDCC value feedback from shareholders and will carefully consider the outcome of the vote as part of the ongoing evaluation of the Company’s executive compensation philosophy and design. For a description of our annual outreach efforts regarding compensation and governance, see “Governance – Shareholder Engagement Program” on page 13.
We currently intend to hold shareholder advisory votes on executive compensation on an annual basis. Accordingly, the next advisory vote will occur at the 2018 annual meeting. The next shareholder vote on frequency will also occur at our 2018 annual meeting.

Our Board of Directors recommends that you vote FOR the Advisory Vote to Approve Named Executive Officer Compensation

11	Xylem 2017 Proxy Statement

PROPOSAL 4 — Approval of an Amendment to the Company's Articles of Incorporation to Allow Shareholders to Amend the By-laws
The Board, upon the recommendation of the Nominating and Governance Committee, has determined that it is in the best interests of the Company to seek shareholder approval of an amendment to the Company’s Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to provide shareholders with the right to amend our By-laws (the “Charter Amendment”), as described and set forth below. The Board unanimously adopted, and recommends that the Company’s shareholders approve, the Charter Amendment.
Background of the Proposal
Our Nominating and Governance Committee, which is comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues relevant to the Company and its shareholders, and reports to the Board regarding such issues. Currently, the Company’s Articles of Incorporation and By-laws provide that only a majority of the Board may amend our By-laws. The ability of shareholders to amend by-laws is increasingly considered an important aspect of good corporate governance. Accordingly, the Company reached out to shareholders representing approximately 60% of our outstanding shares to obtain feedback on their views regarding the right of shareholders to amend by-laws, engaging in discussions on this topic with shareholders representing more than 20% of the Company’s outstanding shares. In general, the shareholders with whom we spoke indicated that they would support the Board’s recommendation on this issue.
After considering the feedback received from our shareholders and reviewing the ongoing evolution of corporate governance practices, the Board unanimously approved the adoption of the Charter Amendment in February 2017, subject to shareholder approval at the Annual Meeting. This proposal demonstrates the Board’s continuing commitment to strong corporate governance practices that promote accountability of management and our Board to our shareholders and that the Board believes are consistent with its goal of creating long-term, sustainable value for our shareholders.
Proposed Amendments to the Articles of Incorporation
The Charter Amendment would amend Article Eighth of our Articles of Incorporation to allow shareholders holding at least a majority of the voting power of the outstanding shares of Common Stock of the Corporation to, subject to Indiana law and our Articles of Incorporation, amend our By-laws. In addition, the Charter Amendment would make a conforming change to the language governing the Board’s right to amend the By-laws. The Board has also approved a corresponding amendment to our By-laws that would allow shareholders to amend our By-laws. This amendment will only become effective if the Charter Amendment becomes effective
The text of the proposed amendments to Article Eighth of our Articles of Incorporation is as follows (additions are underlined and deletions are in strikethrough):
ARTICLE EIGHTH

Subject to any express provision of the laws of the State of Indiana~~,~~ or these Articles of Incorporation ~~or the By-laws of the Corporation~~, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting of the Board of Directors, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board of Directors. Subject to any express provision of the laws of the State of Indiana or these Articles of Incorporation, the By-laws of the Corporation may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the shareholders at any regular or special meeting of the shareholders at which a quorum is present, if such supplement, amendment, repeal or adoption is approved by at least a majority of the voting power of the outstanding shares of Common Stock of the Corporation.
Effective Date
If this proposal receives the requisite approval by the shareholders at the Annual Meeting, the Charter Amendment and the By-law amendment will become effective upon the filing of the appropriate amendment documentation with the Indiana Secretary of State. We intend to file the amendment documentation as soon as practicable after the Annual Meeting.

Our Board recommends that you vote FOR the Amendment to the Company's Articles of Incorporation to Allow Shareholders to Amend the By-laws

Xylem 2017 Proxy Statement	12

GOVERNANCE
Shareholder Engagement Program
Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary.
Our engagement program begins each year with our annual meeting of shareholders in the spring, where we invite our shareholders to meet with and ask questions of our Board. Following our annual meeting, we review the votes as well as current governance trends and their relevance to the Company. In the late fall, management holds meetings with our largest investors, allowing us to receive feedback regarding the governance and compensation practices that are priorities for our investors. Management reviews the feedback from the investor meetings with the Board and the Board considers this feedback in making decisions regarding our governance practices and executive compensation program. We may hold follow-up conversations with our largest shareholders to address important issues that will be considered at the upcoming shareholders meeting. In addition to our governance and compensation outreach, we regularly engage with our shareholders on a variety of topics relating to performance and strategy, often at conferences and in-person meetings. In addition, in the early spring of 2017 we will be hosting an Investor and Analyst Day where the Company will present and discuss its long-term strategy and financial objectives.
Following our 2015 engagement, our Board implemented proxy access for shareholders. Following our 2016 engagement, our Board proposed an amendment to the Company’s Articles of Incorporation to allow shareholders to amend our By-laws. See Proposal 4 beginning on page 12.
 See pages 11 and 28 for information regarding our 2016 advisory vote to approve executive compensation and changes to our compensation program that were implemented in 2016 following our shareholder engagement.

We make a concerted effort to engage with shareholders at various times throughout the year to solicit their feedback on a range of topics including those related to governance and executive compensation.

Communication with the Board. The Board has established a process to facilitate communication between shareholders and other interested parties with the Company’s independent Directors. Communications intended for the Board, or for any individual member or members of the Board, should be sent by e-mail to Independent.Directors@xyleminc.com or directed to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to us for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. Mail addressed to “Non-Employee Directors” will be forwarded to our Independent Chair. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or Board Members. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.
Corporate Governance Principles. The Board of Directors has adopted Corporate Governance Principles that, together with the Company’s articles of incorporation, by-laws, Code of Conduct, and Charters of the Board Committees provide a governance framework for the Company and set out general principles regarding the functions and responsibilities of the Board and its committees. The Corporate Governance Principles are reviewed by the Board periodically and were last updated in December 2016. The Corporate Governance Principles provide that Directors must be able to devote time required to prepare for and attend regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance, including continuing director education, site visits and communication with management. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of public companies may not serve on more than two public company boards (including our Board) in addition to service on their own board. Directors, who are not chief executive officers of public companies, may not serve on more than four public company boards (including our Board). The Corporate Governance Principles are available on our website at www.xyleminc.com, by clicking on “Investors” and then “Corporate Governance.” A copy of the Corporate Governance Principles will be provided free of charge to any shareholder upon written request to our Corporate Secretary.

13	Xylem 2017 Proxy Statement

Board’s Role in Risk Oversight
While management has responsibility for managing risk, our Board of Directors has responsibility for risk oversight. Risk oversight is an ongoing process and inherent in the Company’s strategic and operational decision-making. The Board discusses risk throughout the year in general terms and in relation to specific proposed actions. In addition, the Board receives periodic updates from management on the financial and operating results of the Company, as well as on the strategic and annual operating plans and provides appropriate input and perspectives. The Board has delegated responsibility for the oversight of certain risk categories to its committees based on the committee’s expertise and applicable regulatory requirements, as summarized below. Each committee regularly receives updates on these matters and reports on them to the Board. In addition, management periodically reports to the Board and its committees on specific, material risks as they arise or as requested by the Board.
Management conducts an enterprise-wide risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and reputational risks. The Board and its committees work with management, as well as our independent and internal auditors, to incorporate enterprise-wide risk management into corporate strategy and business operations. We are managing cyber risk through a cross-functional cyber risk committee that meets regularly and provides updates and reports to the Nominating and Governance Committee and as requested to the Board. We recently enhanced our approach to the management of compliance related risks, including a comprehensive update to our global anti-corruption program.

Board/Committee		Examples of Areas of Risk Oversight
Board	●	Significant commercial and capital markets risks
	●	Significant legal or reputational matters
	●	Significant mergers and acquisitions
	●	Competitive developments
Audit Committee	●	Oversight of overall risk assessment and risk management processes and policies
	●	Accounting, controls and financial disclosures
	●	Financial statements and financial risk exposures
	●	Tax strategy and related risks
Finance, Innovation & Technology Committee	●	Capital spending
	●	Financing strategies and liquidity
	●	Technology and innovation
Leadership Development & Compensation Committee	●	Executive compensation philosophy and program design (as described in more detail under “Compensation Risk Oversight” on page 19)
	●	Executive development and leadership
	●	Succession planning for senior management
Nominating and Governance Committee	●	Compliance programs, including anti-corruption and environmental, health & safety
	●	Cyber risk
	●	Corporate governance
	●	Sustainability

Xylem 2017 Proxy Statement	14

Separation of Board Chair and Chief Executive Officer. Our Board is led by our independent Chair. In today’s challenging economic and regulatory environment, directors are required to spend a substantial amount of time and energy successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, our Board of Directors believes that having a separate Chair, whose sole job is to lead the Board, allows our CEO to focus his time and energy on running the day-to-day operations of our Company The Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company. The Board believes that our current leadership structure strengthens the Board’s role in risk oversight of the Company.
Director Independence. Our Corporate Governance Principles require a majority of our Board to be comprised of Directors who are independent in accordance with the NYSE’s listing standards. The Board conducts an annual review and has affirmatively determined that nine of our current ten Directors (Curtis J. Crawford, Robert F. Friel, Victoria D. Harker, Sten E. Jakobsson, Steven R. Loranger, Edward J. Ludwig, Surya N. Mohapatra, Jerome A. Peribere and Markos I. Tambakeras) meet the independence requirements in the NYSE’s listing standards. As discussed above, Edward J. Ludwig is not standing for re-election this year. Steven R. Loranger, who served as our Chief Executive Officer from September 2013 until March 2014, meets the independence requirements in the NYSE’s listing standards because his service as CEO was on an interim basis. Patrick K. Decker is not independent because he serves as President and CEO of Xylem.

Independence: All of our Directors are independent, with the exception of our CEO.
Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee is responsible for identifying and recommending qualified director candidates to the Board of Directors. In fulfilling this responsibility, the Nominating and Governance Committee seeks to identify candidates who possess the attributes and experiences necessary to provide a broad range of personal characteristics to the Board, including diversity, experience in technology and innovation, as well as global business experience.

Board Diversity: Our Board actively seeks to consider diverse candidates for membership on the Board, taking into account diversity in terms of viewpoints, professional experience, education and skills as well as race, gender and nationality.

On an annual basis, as part of its self-assessment, the Board of Directors will assess whether the mix of directors is appropriate given the Company’s needs. As part of its process in identifying new candidates to join the Board, the Nominating and Governance Committee considers whether and to what extent attributes and experiences will individually and collectively complement the existing Board, recognizing that Xylem’s business and operations are diverse and global in nature.

Assessment of Board Effectiveness: Each year our Nominating and Governance Committee initiates an assessment of the effectiveness of the Board and each of our committees. The Board assessment solicits each Director's opinion on a variety of topics, including the overall composition of the Board. In addition to a survey-style assessment, the Chair of the Nominating and Governance Committee holds one-on-one conversations with each Board member to solicit additional feedback. On a periodic basis (generally every three years) the Nominating and Governance Committee will also engage an independent third party consultant to meet with each Board member to assist with the qualitative assessment of the Board. The independent consultant presents the findings to the full Board and facilitates a robust discussion focusing on opportunities for improvement. The consultant also provides feedback to individual directors, as applicable. This periodic process most recently occurred in late 2015.

The Nominating and Governance Committee considers recommendations from many sources, including shareholders, regarding possible director candidates. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573. The Nominating and Governance Committee and Board use the same criteria for evaluating candidates regardless of the source of the referral.

15	Xylem 2017 Proxy Statement

Code of Conduct. Our Code of Conduct requires all of our Directors, officers and employees to act ethically and honestly. The Code of Conduct is available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.” We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO and Chief Accounting Officer, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided free of charge to any shareholder upon request to our Corporate Secretary.
Related Party Transactions. We have a written policy that governs the reporting, review and approval or ratification of transactions with related parties. The policy covers, but is not limited to, the related party transactions and relationships required to be disclosed under SEC rules. The policy supplements our Code of Conduct which addresses potential conflict of interest situations. Under our policy, Directors and executive officers are required to promptly notify the Chair of the Nominating and Governance Committee and our Corporate Secretary of any actual or potential related person transactions so that the transaction can be reviewed and considered for approval or ratification by the Nominating and Governance Committee.
In reviewing related party transactions, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;

•	the level of interest or benefit to the related party;

•	the availability of alternative suppliers or customers; and

•	the benefit to the Company.
Any Nominating and Governance Committee member who is a related party with respect to a transaction under review may not participate in the deliberations about the transaction or vote for its approval or ratification.
The policy provides pre-approval for certain types of transactions that the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a related party would not have a material interest in a transaction of that type or due to the nature, size or degree of significance to the Company.
In 2016 there were no related party transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD MEETINGS
Regular attendance at Board meetings and the Annual Meeting is expected of each Director. During 2016 there were 11 Board meetings and 21 committee meetings. In 2016, average attendance of our Directors at Board and applicable committee meetings (held during the period that each Director served) was 98% and no Director attended fewer than 75% of the total number of Board and applicable committee meetings.
The independent directors hold regularly scheduled executive sessions without Company management present. Markos I. Tambakeras, the Chair of the Board, presides over these sessions.
All of our Directors, with the exception of Steven R. Loranger and Jerome A. Peribere who had unavoidable conflicts, were present at the annual meeting held in 2016.

Site Visits: We encourage our Directors to conduct site visits, and periodically hold meetings at one of our sites so that our Directors can meet with employees, customers and other stakeholders, and visit our facilities.

Xylem 2017 Proxy Statement	16

BOARD COMMITTEES
Our Board has established four committees to assist in discharging its duties: the Audit Committee, the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee. Written charters for each of these committees are available on our website at www.xyleminc.com by clicking “Investors” and then “Corporate Governance.”
AUDIT COMMITTEE
The Audit Committee held nine meetings in 2016.
The primary purpose of the Audit Committee is to assist with Board oversight of the Company’s financial reporting process. The responsibilities of the Audit Committee are set forth in its charter which is available on our website, and include the following:

•	Determine the appointment, compensation, evaluation and termination of the independent auditors.

•	Review and discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements of the Company.

•	Discuss policies with respect to risk assessment and risk management.

•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•	Review major issues regarding the Company’s accounting principles and internal controls.

Independence and Financial Expertise: The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE, SEC rules and regulations and our Corporate Governance Principles. All members of the Audit Committee are financially literate and the Board of Directors has determined that two Audit Committee members, Robert F. Friel and Victoria D. Harker, are “audit committee financial experts” under SEC rules.

AUDIT COMMITTEE REPORT
Xylem’s Audit Committee reports to and acts on behalf of the Board of Directors. A brief description of the primary responsibilities of the Audit Committee is included under “Committees of the Board of Directors — Audit Committee” above. Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Xylem’s independent auditors, Deloitte, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the Company’s internal controls over financial reporting.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the PCAOB-required letter from Deloitte regarding its communications with the Audit Committee concerning independence, and the Committee has discussed with Deloitte its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for 2016 which was filed with the SEC.
Audit Committee of the Company’s Board of Directors:
Victoria D. Harker, Chair
Robert F. Friel
Sten E. Jakobsson
Steven R. Loranger

Xylem 2017 Proxy Statement	17

FINANCE, INNOVATION AND TECHNOLOGY COMMITTEE
The Finance, Innovation and Technology Committee held four meetings in 2016.
The primary purpose of the Committee is to assist the Board in its oversight of the Company’s financing strategy and activities, investment policies and matters relating to the financial condition of the Company and to oversee and provide counsel on matters of innovation and technology. The responsibilities of the Committee are set forth in its charter which is available on our website and include the following:

•	Review the Company’s technology and innovation strategy in the context of overall corporate strategy, goals and objectives.

•	Review the Company's financial strategies, capital structure, liquidity and credit rating.
Review the progress, results and effectiveness of the Company’s proposed and ongoing major research and development activities relating to new products and businesses.

NOMINATING AND GOVERNANCE COMMITTEE
The Nominating and Governance Committee held four meetings in 2016.
The primary purpose of the Committee is to ensure the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders. The responsibilities of the Committee are set forth in its charter which is available on our website and include the following:

•	Develop, review, update and recommend corporate governance principles to the Board of Directors.

•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

•	Determine the composition of Board committees, including the chairs.

•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

•	Oversee the business ethics and anti-corruption programs.

•	Administer the Board of Directors’ annual Board and committee self-assessment.

•	Identify, evaluate and propose nominees for election to the Board of Directors and conduct searches for prospective Board members.

•	Oversee specialty compliance programs, including environmental, health and safety, business continuity, trade compliance and cyber risk.

•	Review the Company’s sustainability programs and related activities.
Independence: The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Principles.

Xylem 2017 Proxy Statement	18

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
The Leadership Development and Compensation Committee held four meetings in 2016.
The primary purpose of the LDCC is to provide oversight of compensation, benefits, development and succession for executive officers of Xylem. The responsibilities of the Committee are set forth in its Charter which is available on our website and include the following:

•	Approve and oversee administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•	Set annual performance goals and strategic objectives for the CEO and evaluate CEO performance against such goals.

•	Approve individual compensation actions for executive officers.

•	Oversee the establishment and administration of the Company’s executive officer benefit programs and severance policies.

•	Oversee leadership development and succession planning for executive officers.
Compensation Risk Oversight. To assist the Board with its risk oversight responsibilities, the LDCC regularly considers the risks associated with the Company's compensation programs. In addition, each year our management team undertakes a comprehensive review of the Company's compensation policies and practices and presents the results of this review to the LDCC. Following the presentation of the results of this review for 2016, the LDCC concluded that the overall structure of our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy, and that there were no compensation related risks reasonably likely to have a material adverse effect on the Company.
The following table summarizes the risk mitigation factors for each element in our executive compensation program:

Compensation Element		Risk Mitigation Factors
Base Salary	●	Fixed component.
	●	Represents a relatively small percentage of total compensation.
Annual Incentive Plan	●	Determined based on multiple performance factors to align executives globally on key business priorities.
	●	Regular assessment of the pay and performance relationship of Annual Incentive Plan performance targets and range of potential payouts to ensure appropriate pay for performance alignment.
	●	Final payouts made after a validation process to confirm business results and applicable earned payout.
	●	Capped performance scores and awards payable to any individual.
	●	Payouts subject to clawback policy.
Long-Term Incentive Plan	●	LTIP awards valued and granted on the approval date.
●
Balanced mix of performance metrics (an internal absolute metric and an external relative metric) intended to ensure pay for performance based on Company goals and directly linked to delivering shareholder value.

	●	Regular assessment of the pay and performance relationship of LTIP performance targets and range of potential payouts to ensure appropriate pay for performance alignment.
	●	Re-pricing or exchange of stock options without shareholder approval prohibited.
	●	Stock ownership guidelines for senior executives.
	●	Payouts subject to clawback policy.
	●	Strong insider trading policy, which prohibits the hedging and pledging of our common stock.

19	Xylem 2017 Proxy Statement

Additional information on the roles and responsibilities of the LDCC is provided under “Compensation Discussion and Analysis”.
Independence and Outside Directors: The Board of Directors has determined that each member of the Leadership Development and Compensation Committee meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and our Corporate Governance Principles. The Board has also determined that all four members of the Compensation Committee are “non-employee directors” under the SEC’s rules and “outside directors” for purposes of 162(m) of the Internal Revenue Code of 1986.
Compensation Committee Interlocks and Insider Participation. None of the members of the Leadership Development and Compensation Committee during fiscal year 2016 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.
LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The Leadership Development and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report is furnished by the members of the Leadership Development and Compensation Committee of the Board of Directors:
Curtis J. Crawford, Ph.D. Chair
Victoria D. Harker
Sten E. Jakobsson
Edward J. Ludwig

Xylem 2017 Proxy Statement	20

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
Directors and Executive Officers
The following table shows the number of shares of our common stock beneficially owned by each Director, by each named executive officer, and by all current Directors and executive officers as a group as of February 15, 2017. The percentage calculations below are based on an outstanding share number of 179,471,405. The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the power to vote, or the power to transfer, and any shares the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each individual has sole voting and investment power or shares those powers with his or her spouse.

Name of Beneficial Owner	Total Shares Beneficially Owned (1)(2)	Percentage of Class
Curtis J. Crawford	57,203	*
Patrick K. Decker	355,539	*
Robert F. Friel	11,264	*
Victoria D. Harker	15,062	*
Sten E. Jakobsson	10,986	*
Steven R. Loranger	315,586(3)	*
Edward J. Ludwig	25,187(4)	*
Surya N. Mohapatra	30,787	*
Jerome A. Peribere	9,892	*
Markos I. Tambakeras	54,596(5)	*
Kenneth Napolitano	221,279	*
Shashank Patel	43,360	*
E. Mark Rajkowski	13,516	*
Colin R. Sabol	78,062	*
Claudia S. Toussaint	44,769	*
All Current Directors and Executive Officers as a Group (20 persons)	1,351,329	*
*Less than 1%
____________

(1)
The shares shown includes the following vested but deferred RSUs: Robert F. Friel, 9,789 RSUs; Edward J. Ludwig, 9,983 RSUs; Surya N. Mohapatra, 1,355 RSUs; Jerome A. Peribere, 3,249 RSUs; and all directors as a group, 24,376.

(2)
The shares shown includes the following shares that directors and executive officers have the right to acquire within 60 days after January 31, 2017: Patrick K. Decker, 167,820 shares; shares; Kenneth Napolitano, 24,633 shares; Shashank Patel, 7,145 shares; E. Mark Rajkowski, 13,349; Colin Sabol, 19,244 shares; Claudia Toussaint, 13,314 and all directors and executive officers as a group, 256,753 shares

(3)	Includes 130,918 shares held by a family trust of which Mr. Loranger is the trustee and disclaims beneficial ownership.

(4)	Includes 6,085 shares of deferred phantom stock.

(5)	Includes 49,457 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership.

21	Xylem 2017 Proxy Statement

Certain Beneficial Owners
Set forth below is information regarding any person known to the Company as of February 15, 2017 to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2016. As of December 31, 2016, the Company had 179,461,692 shares of common stock outstanding. In providing the information below, we have relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	11,733,704	6.50
Parnassus Investments (2) 1 Market Street, Suite 1600 San Francisco, CA 94105	9,067,732	5.05
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	16,668,503	9.29
T. Rowe Price Associates, Inc. (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,852,796	5.40

(1)
As of December 31, 2016, BlackRock, Inc. had sole voting power with respect to 10,085,815 shares and sole dispositive power with respect to 11,733,704 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2017.

(2)
As of December 31, 2016, Parnassus Investments had sole voting power with respect to 9,067,732 shares and sole dispositive power with respect to 9,067,732 shares. This information is based solely on a Schedule 13G filed by Parnassus Investments with the SEC on February 14, 2017.

(3)
As of December 31, 2016, The Vanguard Group had sole voting power with respect to 284,780 shares, sole dispositive power with respect to 16,358,265 shares and shared dispositive power with respect to 310,238 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2017.

(4)
As of December 31, 2016, T. Rowe Price Associates, Inc. had sole voting power with respect to 2,690,150 shares and sole dispositive power with respect to 9.852,796 shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 7, 2017.

Xylem 2017 Proxy Statement	22

Stock Ownership Guidelines
We have adopted stock ownership guidelines to encourage Directors and executive officers to build their ownership positions in our common stock over time. We believe that stock ownership guidelines are an important governance feature because they promote executive officer and Director commitment to the Company and strengthen the alignment between executive compensation and shareholder interests.
Our guidelines currently provide for the following stock ownership levels:

Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Directors	5 X Annual Cash Retainer
It is expected that all shares acquired through the vesting of restricted stock units or performance share units and through the exercise of stock options will be held until the applicable ownership level is met. In addition to this expectation, the Company requires the officers subject to the guidelines to retain at least 50% of the net (after-tax) shares acquired through the vesting of restricted stock units and performance share units to meet the applicable ownership level.
Compliance with the guidelines is monitored periodically. We take the individual’s tenure into account in determining compliance with the guidelines. Directors and executive officers are given five years from the date they first become subject to a particular level of stock ownership to meet the applicable ownership level. As of February 15, 2017, all Directors and executive officers have met or are on track to meet the ownership guidelines.
Prohibition on Hedging, Pledging and Shorting Xylem Stock
Our insider trading policy prohibits employees, including executive officers and Directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Our insider trading policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and the pledging, or using as collateral, Company’s securities in order to secure personal loans or other obligations.
Policy on Rule 10b5-1 Trading Plans
Our insider trading policy allows executive officers and Directors to enter into pre-established trading plans for sales of Company securities. Under the policy:

•	All Rule 10b5-1 plans must be pre-cleared by Xylem’s legal department.

•	A 10b5-1 plan may only be entered into during an open trading window and while the insider is not in possession of material non-public information.

•	No trades may occur for the first 30 days after entering into a 10b5-1 plan and no trading may occur until 60 days after elective termination of a 10b5-1 plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and Directors, and any persons beneficially owning more than 10% of the Company’s outstanding common stock, to file reports of stock ownership and changes in ownership with the SEC within specified time periods. Based on a review of reports filed during 2016 and written representations from the Company’s executive officers and Directors, the Company believes that all reports required to be filed in 2016 were filed on time.

23	Xylem 2017 Proxy Statement

DIRECTOR COMPENSATION
Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee Director receives an annual cash retainer and an annual equity award in the form of restricted stock units (“RSUs”). To reflect their additional responsibilities, the Chairs of all committees receive an additional cash retainer. The Independent Chair of the Board receives an additional retainer of consisting of cash and RSUs. Mr. Decker, as an employee director, does not receive any additional compensation for his service as director.
The Board has delegated to the Leadership Development and Compensation Committee ("LDCC") the responsibility to review and recommend to the Nominating and Governance Committee ("N&G") any proposed changes in non-employee director compensation. In connection with such review, the LDCC periodically engages its external compensation consultant to assist with benchmarking and analysis regarding non-employee director compensation (generally every three years). The N&G then reviews the recommendations from the LDCC and recommends changes to the Board, when it deems appropriate. The LDCC engaged Pearl Meyer to conduct a review of the non-employee director compensation program in 2016.
Pearl Meyer's review consisted of analysis of competitive market data from our 2017 Primary Peer Group (described in more detail under "Our Executive Compensation Program - Compensation Benchmarking" section) and a selected group of general industry companies that are similarly situated to us from a revenue and market capitalization perspective. The review indicated that our current director compensation program design is generally aligned with market in terms of design, aligned with market median on standard board compensation (which includes annual cash and equity retainer), but below market median on additional committee chair retainers. Following this review, on recommendation of the LDCC and N&G, the Board decided to make certain adjustments to ensure the competitiveness of our director compensation program.
The following table sets forth our 2016 and 2017 non-employee director compensation programs.

Compensation Element	2016	2017
Standard Board Compensation
Annual Cash Retainer	$100,000	$100,000
Annual Equity Award	$120,000	$140,000
Board and Committee Chair Retainers
Independent Board Chair	$135,000	$135,000
	($67,500 in cash and $67,500 in RSUs)
Audit Committee Chair	$17,000	$20,000
All other Committee Chairs	$12,000	$15,000
Director Compensation Limit Policy. In 2017 our Board adopted a policy limiting the total annual compensation for non-employee directors to $750,000. This limit is inclusive of the value of both the annual cash retainer(s) and the grant date fair value of the annual equity award.
Deferred Compensation Plan for Directors. Directors have the ability to defer their cash retainers and/or their RSUs. Directors may defer their cash retainers until a specified distribution date or until retirement or earlier death. Directors may also choose how deferred amounts will be valued until paid; they may choose to have the deferred amount credited with a fixed rate of interest or to have the deferred amount adjusted periodically based on the value of our common stock. Directors may defer settlement of RSUs until termination of service on the Board or the earlier of a date specified by the Director.
Other Board Compensation. The Company reimburses Directors for certain expenses incurred in connection with attending Board, committee and shareholder meetings, including travel, hotel accommodations, meals and other incidental expenses for the Director (and his or her spouse if specifically invited to attend). The Company may also from time to time, provide Directors and their spouses token gifts of nominal value. Directors are reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.
Directors are eligible to participate in the Company’s matching gifts program on the same terms as our employees. Under this program, the Company will match up to $5,000 in annual donations made to Xylem’s Watermark Fund or its non-profit partners.

Xylem 2017 Proxy Statement	24

Indemnification and Insurance. We indemnify our Directors to the full extent permitted by law and maintain insurance to protect the Directors from liabilities, including certain instances where we could not otherwise indemnify them. All Directors are covered under a non-contributory group travel insurance policy that provides travel assistance benefits and services, including medical insurance, evacuation coverage, accidental death and dismemberment coverage of up to $1 million for Directors, up to $200,000 for domestic partners or spouses and up to $50,000 for each dependent child. Non-employee Directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Curtis J. Crawford	112,000	120,021	232,021
Robert F. Friel	112,000	120,021	232,021
Victoria D. Harker	117,000	120,021	237,021
Sten E. Jakobsson	100,000	120,021	220,021
Steven R. Loranger	100,000	120,021	220,021
Edward J. Ludwig	112,000	120,021	232,021
Surya N. Mohapatra	100,000	120,021	220,021
Jerome A. Peribere	100,000	120,021	220,021
Markos I. Tambakeras	167,500	187,514	355,014

(1)
Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-employee Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock. The amounts represent compensation for services in 2016, even though the Directors received payment in 2016 for their service from May 12, 2016, the day after the 2016 annual meeting, through May 9, 2017, the day prior to the Annual Meeting.

(2)
The grant date fair value for each RSU was $42.88, which was the closing price of Xylem’s common stock on May 13, 2016. The number of RSUs granted to all non-employee Directors was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareholders with respect to the RSUs until vesting.

DIRECTOR STOCK AND OPTION AWARDS OUTSTANDING AT 2016 FISCAL YEAR END
The following table reflects stock and option awards outstanding as of December 31, 2016 for non-employee Directors. Outstanding stock awards reflect unvested RSUs.

Name	Outstanding Stock Awards	Outstanding Option Awards
Curtis J. Crawford	2,799	2,860
Robert F. Friel	2,799	—
Victoria D. Harker	2,799	—
Sten E. Jakobsson	2,799	—
Steven R. Loranger	2,799	181,379
Edward J. Ludwig	2,799	—
Surya N. Mohapatra	2,799	2,860
Jerome A. Peribere	2,799	—
Markos I. Tambakeras	4,373	2,860

25	Xylem 2017 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Introduction & Background
This section describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in 2016:

NEO	Position
Patrick K. Decker	President & Chief Executive Officer (“CEO”)
E. Mark Rajkowski	Senior Vice President ("SVP") and Chief Financial Officer (“CFO”)
Kenneth Napolitano	SVP and President, Applied Water Systems
Colin R. Sabol	SVP and President, Analytics and Treatment
Claudia S. Toussaint	SVP, General Counsel and Corporate Secretary
Shashank Patel	Former Interim CFO
On March 28, 2016, Mr. Rajkowski joined the Company to serve as CFO. Mr. Patel stepped into a new role after serving as the Company’s Interim CFO. The programs and policies described in this section, unless otherwise specified, generally do not include Mr. Patel due to his interim CFO status.
Executive Summary
Business Performance for 2016

                                                             Key Financial Results for 2016

● Revenue was $3.8 billion, up 3% on a reported basis and 1% organically from 2015
● Net Income was $260 million and Earnings Per Share of $1.45, with an Operating Margin of 10.8%
● Adjusted Net Income*  was $364 million and Adjusted Earnings Per Share* of $2.03, up 10% from 2015
● Adjusted Operating Margin* was 13.6%, up 70 basis points from 2015

____________
* Non-GAAP financial measures that exclude certain items. For a description and reconciliation of the items excluded from these measures relative to our reported GAAP financial results, please refer to pages 27-29 of Xylem’s 2016 Annual Report on Form 10-K.
In 2016 we made significant progress on each of our five strategic priorities, delivering organic growth in a very challenging and mixed market. We further improved our operational efficiency and reduced our cost base, enabling us to invest in growth initiatives. Ultimately, we delivered on nearly all the financial goals we set out for shareholders, and made exciting progress in our journey to market leadership. In addition, we accelerated capital deployment to improve the mix of our portfolio and end-market exposure in order to grow faster and deliver greater value to our shareholders. We made three acquisitions which advance our strategic agenda by expanding our systems intelligence offerings and positioning us in growth areas like advanced data analytics and smart metrology.
In 2016 we had meaningful achievements across each of our top five strategic priorities:

•
Enhance Commercial Leadership: Our focus on excellence in customer experience is increasing sales opportunities and generating more revenue. Our sales training provides best practice tools and processes, which help our salespeople partner with customers on long-term business solutions, rather than sales transactions. As a result, we continue to secure significant wins that demonstrate our ability to understand customers’ needs and offer compelling solutions.

•
Grow Emerging Markets: We are executing our growth plan, including expanding our presence and capabilities in key markets and investing in product localization to be more competitive in the marketplace. While performance for the full year was mixed across the emerging markets region, we began to build momentum in the fourth quarter and expect to continue that momentum into 2017.

Xylem 2017 Proxy Statement	26

•
Strengthen Innovation and Technology: We are steadily advancing our R&D and innovation agenda and have increased our vitality index (which measures new products sales). We are investing across the priority areas we have identified and improving our global capabilities.

•
Build a Continuous Improvement Culture: We continue to improve our operating efficiency and manage costs sustainably. This will enhance our customers’ experience while generating savings that can be reinvested for growth. We delivered cost reductions of nearly $145 million through our global procurement organization, improved productivity, and lean initiatives.

•
Cultivate Leadership and Talent Development: Our ongoing investments in talent development are a critical enabler to Xylem’s sustainable success. In 2016 we made great strides in strengthening our learning and development offerings across the organization. These efforts help build our leadership breadth and depth, and foster a work environment that enables every colleague to do their best.

We delivered solid results in 2016 and advanced our long-term growth initiatives. While we were able to deliver on our shareholder commitments, we fell short of our internal targets, which impacted our performance-based compensation payout as described in detail under “Annual Incentive Plan - 2016 AIP Awards Paid in 2017.”
CEO Pay for Performance Summary
The following graph illustrates the pay-for-performance alignment of our CEO's compensation over his three-year tenure, with Company performance measured by Total Shareholder Return (“TSR”).

27	Xylem 2017 Proxy Statement

2016 Executive Compensation Highlights
Based on our executive total rewards philosophy, the Leadership Development and Compensation Committee (“LDCC”) took the following compensation actions in 2016:

•
Base Salary: The LDCC made adjustments ranging from 2% to 5% to the NEOs’ base salaries based on its review of market competitive levels (described in detail under “Our Executive Compensation Program - Base Salary”).

•Annual Incentive Compensation: Our Annual Incentive Plan (“AIP”) awards are directly linked to the Company’s annual performance and growth objectives. For the 2016 performance year, the AIP continued to measure team performance with equal weighting for three key financial metrics and individual performance. Pool funding for the individual component is aligned to total team performance results on the three financial metrics:

2016 Performance Year

Team	{	25%	Revenue

		25%	Operating Income	+ Individual	25%

		25%	Working Capital (as a percentage of Revenue)

Actual AIP awards are described in detail under “Our Executive Compensation Program – Annual Incentive Plan”.

•
Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for shareholders. Since the introduction of performance share units (“PSUs”) in 2013, our mix of LTIP awards has been 33% PSUs based on a pre-set, three-year return on invested capital (“ROIC”) metric, 33% time-based restricted stock units (“RSUs”), and 34% stock options. Starting in 2016, to further align with shareholder interests and to balance both internal and external performance goals, the LDCC increased the mix of PSUs to 50% and added a relative total shareholder return (“TSR”) metric to the PSUs. The 2016 LTIP awards for NEOs included the following (described in detail under “Our Executive Compensation Program - Long-Term Incentive Plan”):

2016 Performance Year

25%	PSUs to be earned based on a pre-set, 3-year ROIC metric

25%	PSUs to be earned based on a 3-year TSR metric relative to S&P 500 (excluding financial services)

25%	Time-based RSUs

25%	Stock Options

The 2016 LTIP awards for NEOs as disclosed in the Summary Compensation Table were set to generally align with market median.
2016 Advisory Vote to Approve Executive Compensation
Each year, the LDCC actively considers results from the annual shareholders advisory vote on executive compensation and feedback from direct shareholder engagement when reviewing the executive compensation programs. At our 2016 annual meeting, our shareholders expressed a high level of support (97%) for the compensation of our NEOs. The LDCC believes this result conveyed our shareholders’ support of the existing executive compensation programs.
2016 Shareholder Engagement
Our Board values the inputs and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary. We make a concerted effort to engage with shareholders various times throughout the year to solicit their input on a range of topics related to executive compensation and governance matters. In 2016, we reached out to shareholders representing approximately 60% of our outstanding shares and engaged in direct dialogue with shareholders holding approximately 20% of our outstanding shares. Our top shareholders expressed strong support for Xylem’s executive compensation programs, especially the changes implemented to our LTIP design in 2016 based on their feedback in 2015. Based on the feedback from our shareholders, no further changes were made to the Company’s executive compensation program.

Xylem 2017 Proxy Statement	28

Best Practices
Our compensation program incorporates the following practices:

What We Do		What We Don’t Do
✓	Pay-for-Performance: A significant portion of our NEO pay is performance-based, variable pay and not fixed pay.	✗	No Perquisites: We currently do not provide any perquisites for our NEOs.
✓	Balanced Compensation Design: Our executive compensation program is designed to align with the Company’s business strategy and shareholders’ interests in the context of market practices.	✗	No Special Retirement Plan for NEOs: We do not provide any retirement benefits to NEOs, other than the benefits available to the broader population of salaried employees.
✓
Peer Group Selection: We conduct a robust annual review and validation of our compensation peer group to ensure that the number of peer companies is appropriate and each peer company remains comparable.
✗
No Fixed-Term Employment Contracts: We do not have a fixed-term employment contract with any of our NEOs. We entered into a letter agreement with Mr. Decker, as disclosed in our 2014 Proxy Statement, which does not provide for a specific term of employment.

✓
Compensation Benchmarking: We conduct benchmarking exercises on a regular basis to ensure that our compensation programs are competitive and have a balanced portfolio approach for fixed versus variable compensation.
✗
No Tax Gross-Ups: Tax gross-ups are not provided by Xylem except in the case of taxable relocation expenses or non-permanent international assignment support. We do not provide Section 280G excise tax gross-ups under our plans.

✓	Proactive Management of Share Utilization: Throughout the year, we regularly review and project share utilization to ensure reasonable overhang and annual run rate levels.	✗
Prohibition on Speculative Transactions: We have an anti-shorting, pledging and hedging policy which prohibits our officers and Directors from pledging Xylem securities or purchasing financial instruments, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Xylem securities.

✓
Annual Risk Assessment: Annually, we conduct a global risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company. No material adverse risks were identified in the annual compensation risk assessment.

✓	Clawback Policy: We have a clawback policy which applies to both cash and equity performance-based compensation.
✓	Double-Trigger Change of Control Provision: We have adopted double-trigger vesting upon a change of control for our severance plans and LTIP awards.
✓	Stock Ownership Guidelines: All of our NEOs are expected to hold stock valued at a multiple of base salary.
✓	Insider-Trading Policy: We have a robust insider-trading policy.
✓	Engagement of an Independent Compensation Consultant: The LDCC engages an independent compensation consultant to provide advice on executive officer and Director compensation matters.

OUR EXECUTIVE COMPENSATION PROGRAM
Philosophy and Objectives
Our executive compensation program is based on the following principles:

•
Design of compensation programs should reward executives for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term shareholder value creation.

•
Compensation should be simple, flexible and sustainable to support Xylem’s on-going business transformation and should be reviewed annually to ensure continued support of the Company’s business objectives.

•
Target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) opportunities should reflect the market median for median performance and may be adjusted for an individual’s performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

29	Xylem 2017 Proxy Statement

NEO Compensation Mix
To align compensation levels for NEOs with the Company’s performance and shareholder interests, our pay mix emphasizes variable compensation, including performance-based annual and long-term incentive awards. The following chart illustrates the 2016 target compensation mix for NEOs (Mr. Patel is not included due to his interim status):
Compensation Benchmarking
Executive compensation is benchmarked using the compensation levels and practices for the NEOs in our peer group and data from multiple broad-based compensation surveys. Compensation levels at peer group companies and in surveys are weighted equally in developing “market median” consensus data, as available.
Each year, the LDCC reviews and selects companies to comprise the “Primary Peer Group” for the next performance year based on the following criteria: similar business mix, global presence, revenue size, market capitalization and talent pool. Our 2016 Primary Peer Group includes the following companies:
In October 2016 the LDCC reviewed and realigned the 2016 Primary Peer Group to maintain comparable peers. Due to the recent Xylem acquisition of Sensus and to maintain a peer group with median revenue close to Xylem’s new revenue size, three companies (SPX Flow, Inc., Valmont Industries, Inc., and Waters Corporations) were removed and four companies (Illinois Tool Works Inc., Ingersoll-Rand plc, Itron Inc., and Parker Hannifin Corporation) were added. The four new companies are comparable to Xylem in terms of industry and global footprint, with revenue sizes falling within a reasonable range of Xylem's size. The changes will be effective for the 2017 performance year. Our 2017 Primary Peer Group and the Company’s relative percentile rankings are as follows:
The LDCC also considers a “Supplemental Peer Group” for additional context when designing compensation and other policies, but not for benchmarking compensation levels. This group consists of companies with a similar industry focus to Xylem but different revenue size parameters and includes: Danaher Corporation, Mueller Water Products, Inc., United Technologies Corporation and Watts Water Technologies, Inc. The LDCC did not make any changes to the Supplemental Peer Group for 2017.

Xylem 2017 Proxy Statement	30

In addition to using the Primary Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Aon Hewitt Total Compensation Measurement, Willis Towers Watson Compensation Data Bank, Mercer Benchmark Database and Equilar Insight Total Compensation Report. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations.
Our NEOs’ target compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. Our NEOs’ actual compensation is intended to vary on a yearly basis in accordance with actual annual and long-term performance.
Elements of Our Executive Compensation Program — Overview
Our executive compensation program offers a mix of compensation elements with a significant focus towards variable pay. As an executive’s rank increases, the proportion of variable pay increases. There are three core elements of our compensation program for NEOs:

Compensation Element	Key Role		Purpose
Base Salary	●	Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	●	Variable component of compensation.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
	●	A cash incentive plan intended to recognize results in a single performance year.
Long-Term Incentive Plan	●	Variable component of compensation.	Designed to link pay to long-term financial performance, to align executive incentives with shareholder value, and to help facilitate stock ownership and share retention.
	●	50% of the LTIP award is provided as PSUs based on three-year absolute ROIC metric (25%) and three-year relative TSR metric (25%).
	●	The other 50% of the LTIP award is provided as time-based RSUs (25%) and stock options (25%).
	●	The amount of the LTIP award is based on a number of factors including strategic impact of the role, performance and competitiveness with market median.
Base Salary
Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Key factors that help determine base salary include:

•	Contributions to the success of the Company.

•	The individual’s level and consistency of performance.

•	Proficiency in the position, skill set and knowledge for the position.

•	Tenure in the position.

•	Specific recruitment circumstances for newly-hired executives.
Annual merit increases are based on a review of individual performance measured against specific objectives and compensation levels relative to market.
In 2016, the LDCC made the following salary adjustments for NEOs to better align their salaries to market median, which are generally consistent with the merit budget for all employees:

Name	2015 Base Salary ($)	2016 Base Salary ($)	% Increase
Patrick K. Decker	950,000	980,000	3.2%
Kenneth Napolitano	410,000	418,200	2.0%
Colin R. Sabol	410,000	422,300	3.0%
Claudia S. Toussaint	410,000	430,500	5.0%

31	Xylem 2017 Proxy Statement

Annual Incentive Plan
Our AIP is a cash-based incentive program designed to link compensation to the Company’s annual financial performance objectives.
The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary) is set to generally align with market median. Actual “AIP Payout” is determined as follows:
Each AIP performance metric and the overall AIP award is capped at 200% of target and results are interpolated between points for team performance results.
To allow for tax deductibility under Section 162(m) of the irc Code (IRC), the AIP design requires the Company to reach a specific annual level of adjusted net income (“NI Target”), which triggers the potential maximum AIP funding of 200% of target. The actual funding of the AIP pool is based on Company performance as described below. If the NI Target is not met, the NEOs will not be eligible for any AIP payout. If the NI Target is met, within the AIP funding, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business results (team performance) and individual performance. For 2016, the NI Target is set at $225 million.
For 2016, the LDCC increased Mr. Decker’s Target AIP Award from 115% to 120% to better align his Target AIP Award to market median. Target AIP Award as a percentage of base salary did not change for the other NEOs.
Team Performance Metrics (75%)
For 2016, three core metrics were selected to reflect the importance of top line growth, profit, and management of working capital as the foundation for building shareholder value.
The performance targets for the three core metrics were based on internal operating plans which generally exceed the midpoint of the financial goals we communicated to shareholders at the beginning of 2016. This ensures the performance targets are more challenging and that our NEOs are motivated to deliver on our financial goals.
Definition, weighting and payout percentage for each performance metric based on actual performance relative to target performance are summarized below:

		Actual Performance vs. Target for Payout Levels
Metric	Weighting	Below Threshold (0% of Target)	Threshold Payout (50% of Target)	Target Payout (100% of Target)	Maximum Payout (200% of Target)
Revenue (1)	25%	<95% of Target	95% of Target	100% of Target	104% of Target
Operating Income (2)	25%	<90% of Target	90% of Target	100% of Target	106.7% of Target
Working Capital (as a % of Revenue) (3)	25%	>+1% vs. Target	+1% vs. Target	100% of Target	-0.667%% vs. Target

(1)	Reported GAAP Revenue (excluding the impact of foreign currency fluctuations, unbudgeted acquisitions and divestitures).

(2)	Reported GAAP Operating Income (excluding the impact of restructuring and realignment costs, Sensus acquisition related costs, special charges, and unbudgeted acquisitions).

(3)	(Accounts Receivable + Inventory - Accounts Payable - Customer Advances)/Revenue (excluding the impact of currency fluctuation and unbudgeted acquisitions and diverstitures).

Xylem 2017 Proxy Statement	32

Individual Performance Objectives (25%)
For 2016, the LDCC selected both financial and non-financial individual objectives (“IO”) for NEOs which align closely with the Company’s five top strategic priorities and two core imperatives:

Strategic Priorities	Core Imperatives
•
Enhance Commercial Leadership: generate above-market growth and be a market leader by helping our sales teams sell more and perform better.
•
Grow in Emerging Markets: grow twice as fast as the rest of the market in key emerging market regions by expanding our capabilities and presence.
•
Strengthen our Innovation and Technology: increase investment in R&D and innovation to develop new technologies by focusing on smart technologies, systems intelligence, and advanced treatment and industrial services.
•
Build a “Continuous Improvement” Culture: simplify our business, enhance productivity through tools like Lean Six Sigma, and sharpen our global procurement capabilities.
•
Cultivate Leadership and Talent Development: develop our talent at every level by solidifying our foundation and building more leadership depth and breadth.

•
Drive a Culture of Safety and Health: commitment to providing a safe and healthy workplace for employees and protecting our environment.
•
Drive a Culture of Compliance: focus on fostering a culture of compliance, where each Xylem employee takes personal responsibility for acting ethically and with integrity, and promoting an environment where everyone feels empowered to do the right thing.

IO scores are designed to be differentiated based on the assessment of the individual’s performance against his or her individual objectives. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. Actual IO scores can range from 0% to 200% of target. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores to ensure that there is appropriate differentiation based on performance.
To emphasize total Xylem performance and align the overall pool with business results, the Company funds the individual portion of the AIP award pool based on the 2016 overall Team Performance results with a floor of 90%. The IO pool funding floor recognizes that there may be strong individual performance contributions to current and future results even if current year team performance is below 90%. Individual IO scores can still range from 0% to 200%, keeping within the IO pool funding in total.

2016 AIP Awards Paid in 2017
In 2016, the AIP pool was funded because the Company exceeded the NI Target with actual adjusted net income of $364 million. The LDCC evaluated Xylem’s actual team performance against the pre-established metrics and considered the following results in determining the actual Team Performance score, overall IO funding, and awards for NEOs:

Team Performance Metrics	Weighting	2016 Target Performance	2016 Actual Performance	Actual vs. Target	Actual Payout %
Revenue ($MM)	25%	3,687	3,591	97.4%	74%
Operating Income ($MM)	25%	518	510	98.5%	92%
Working Capital (as a % of Revenue)	25%	21.5%	21.8%	+0.3%	85%
			Team Performance Score:		84%
While we were able to deliver on our shareholder commitments as highlighted under “Business Performance in 2016”, we did fall short of our internal operating plans for the team performance metrics. The performance above resulted in a Team Performance score of 84%. Since the Team Performance score is lower than the floor of 90%, the overall Company IO funding for the individual portion of the AIP pool was set to 90%.
The LDCC evaluated individual performance of the NEOs against their pre-established objectives in determining the actual IO performance scores. For 2016, each NEO had specific individual performance goals which closely linked to the strategic objectives listed above under “Individual Performance Objectives” and included the following:

•	Attain or exceed 2016 internal stretch targets for revenue, operating income, and working capital;

•	Champion change to a growth culture to achieve market growth;

•	Drive business simplification and continuous improvement efforts to expand profit margins;

•	Accelerate leadership and talent development efforts;

•	Further improve safety focus and compliance culture; and

•	Execute accelerated capital deployment while continuing to build robust merger and acquisition pipeline.

33	Xylem 2017 Proxy Statement

In February 2017, the LDCC determined the 2016 AIP payouts for all NEOs. Due to the below target team performance, the LDCC decided to award all NEOs, except for Mr. Rajkowski and Ms. Toussaint, an IO performance score that is equivalent to the overall Company IO funding score of 90%. Mr. Rajkowski was awarded an IO score of 115% to recognize his pivotal role in closing the Sensus acquisition and ongoing overall leadership of the integration and synergy identification and capture. Ms. Toussaint was awarded an IO score of 110% to recognize her instrumental role in the Sensus acquisition and overall strong contributions during the year. As a result, the actual AIP payouts for our NEOs were, on average, 13% below their target awards. The following table summarizes the actual AIP awards paid to the active NEOs in March 2017 based on 2016 team and individual performance:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Patrick K. Decker	980,000	120%	1,176,000	0 - 2,352,000	85.5%	1,005,480
E. Mark Rajkowski*	600,000	80%	360,000	0 - 720,000	91.8%	330,300
Kenneth Napolitano	418,200	70%	292,740	0 - 585,480	85.5%	250,290
Colin R. Sabol	422,300	70%	295,610	0 - 591,220	85.5%	252,750
Claudia S. Toussaint	430,500	65%	279,825	0 - 559,650	90.5%	253,240
Shashank Patel**	320,000	58%	184,000	0 - 368,000	85.5%	157,320
* Mr. Rajkowski’s AIP amounts were pro-rated based on his start date.
** Mr. Patel’s AIP Award reflects 3 months at 80% (Target AIP Award for Interim CFO) and 9 months at 50% (Target AIP Award for his new role).
Long-Term Incentive Plan
Our Long-Term Incentive Plan is designed to link an executive’s compensation to long-term shareholder value creation. In 2016, based on its review of market practice and in alignment with the Company's pay-for-performance philosophy, the LDCC increased the weighting on PSUs from 33% to 50% of total LTIP award for NEOs and also included a relative TSR metric as the basis for half of the PSU award. The previous PSU design included TSR as a modifier. The 2016 LTIP award for NEOs included the following components:

Components	% of Award	Vesting Period	Rationale
PSUs	50%	Performance-based vesting that cliff vests at the end of three years.	Two balanced performance criteria (ROIC and TSR) provides strong pay-for-performance linkage. Cliff vesting supports long-term alignment with shareholder value and retention of the Company’s NEOs.
RSUs	25%	Time-based vesting in three annual installments.	Three-year vesting supports long-term alignment with shareholder value in conjunction with our stock ownership guidelines and retention of the Company’s NEOs.
Stock Options	25%	Time-based vesting in three annual installments.
Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareholder value creation over the life of the option.

PSU awards underscore our pay-for-performance philosophy, provide alignment with key long-term financial metrics and strengthen the performance-based aspects of our executive officer compensation program. The LDCC also considers stock options to be performance-based, at risk-pay because the NEO does not receive any value without stock price appreciation. The mix and balance of LTIP awards were chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and best practices. The target LTIP award value for each NEO is established each year to be generally in alignment with the market median value for long-term incentives.
To allow for tax deductibility under Section 162(m) of the IRC, the LTIP design requires the Company to reach a specific one-year NI Target (for the grant year), which triggers RSU vesting for NEOs (subject to continued employment) and a specific three-year NI Target, which triggers the maximum PSU funding of 175% of target, to which the LDCC has the authority to apply negative discretion for the actual PSU payouts based on the ROIC and TSR performance metrics described below. For 2016, the one-year NI Target is set at $225 million for RSUs and the three-year NI Target is set at $675 million for the PSUs.
Performance Share Units
PSUs are stock awards that are settled in shares of Xylem’s common stock subject to three-year cliff vesting and performance requirements. Key elements of the 2016 PSU awards were as follows:

•
50% of the PSUs were granted at target (100%) with actual payout (0%-175% of target) contingent upon the achievement of a pre-set, three-year ROIC performance target. We believe ROIC is aligned with our efforts to build long-term value for shareholders by focusing on the effective allocation of capital. The ROIC

Xylem 2017 Proxy Statement	34

performance target for the 2016-2018 performance cycle was set to be sufficiently challenging and aligned with the Company’s strategic plan and historical performance. Potential payout levels as a percentage of target based on actual performance are summarized below (results are interpolated between minimum - target and target - maximum):

Performance Level	2016-2018 ROIC*	Payout as a % of Target
Maximum	11.6%	175%
Target	11.3%	100%
Minimum	10.5%	0%
*Defined as the three-year average tax-effected adjusted earnings before interest and amortization divided by the thirteen-point (quarterly end) average adjusted invested capital.

•
50% of the PSUs were granted at target (100%) with actual payout (0%-175% of target) based on three-year Xylem TSR relative to companies in the S&P 500 Index (excluding Financial Services Companies). We believe TSR helps us to further align with shareholder interests and along with ROIC, provides a balanced approach to address both internal and external performance. The potential payout levels (as a percentage of target) based on actual performance are summarized below (results are interpolated between threshold - target and target - maximum):

Performance Level	2016-2018 Relative TSR Rank	Payout as a % of Target
Maximum	75th Percentile and Above	175%
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Below 25th Percentile	0%
The LDCC selected the companies in the S&P 500 Index (excluding Financial Services) rather than the 2016 Primary Peer Group as the benchmark for relative TSR in order to reflect the broader investment focus of our shareholders. Similar to the multiple broad-based compensation surveys in our compensation benchmarking, the S&P 500 in not a self-selected customized benchmark and provides a more comprehensive and relevant comparison for our stock price performance.

•	Earned PSUs will be settled in shares upon vesting.

•	Holders of PSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only if and when PSUs vest.

•	If an employee resigns or is terminated prior to vesting, the PSUs are forfeited entirely.

•	If an employee retires, dies or becomes disabled, a prorated portion of the PSUs vests.

•
PSUs will vest in full (assuming target performance) upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Status of Annual PSU Award for Most Recently Completed Performance Cycle

Performance Cycle	Performance Metric*	Performance Level	Payout	Status
2014-2016	ROIC with TSR as modifier	Maximum: 12.1% Target: 11.7% Threshold: 11.3%	200% 100% 50%	No shares were earned from this award due to below threshold performance (10.9%)
*Xylem first introduced PSUs in 2013, ROIC was the primary performance metric (with relative TSR as a modifier) for awards granted through 2015.
Restricted Stock Units
Restricted Stock Units are stock awards that are settled in shares of Xylem’s common stock subject to vesting requirements.
Key elements of the 2016 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award vest in three equal annual installments.

•	RSUs will be settled in shares upon vesting.

•	Holders of RSUs do not have voting rights and do not receive cash dividends until the RSUs are settled.

35	Xylem 2017 Proxy Statement

•	Dividend equivalents are accrued and paid in cash only upon vesting.

•	If an employee resigns or is terminated prior to vesting, the RSUs are forfeited entirely.

•	If an employee retires, a prorated portion of the RSUs vest and applicable dividends will be paid.

•	If an employee dies or becomes disabled, the RSUs vest in full.

•
RSUs will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

In certain cases, such as for new hires or to facilitate retention, select employees may receive RSUs subject to different vesting terms as determined by the LDCC. As a new hire, Mr. Rajkowski received a one-time sign-on award in May 2016 with a value of $200,000, which will vest in three equal annual installments on the first, second and third anniversaries of the grant date.
Stock Options
Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.
Key elements of the 2016 non-qualified stock option awards were as follows:

•	Stock options vest in three equal annual installments and cannot be exercised prior to vesting.

•
If an employee resigns or is terminated prior to vesting, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•
If an employee retires, a pro-rated portion of the unvested portions of the stock options vest and remain exercisable until the earlier of three years following the retirement date or the original expiration date.

•
If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•
The unvested portion of the stock options will vest in full upon termination of employment by the Company without cause or by the employee for good reason within two years of a change of control or if the buyer does not assume or replace the awards in connection with a change of control.

Additional Compensation Elements
The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and deemed necessary to attract, motivate and retain a high-quality management team.
Retirement and Benefit Plans
NEOs participate in the same retirement and benefit plans as the broader population of salaried employees, as applicable.

•
Retirement plans generally include the tax-qualified retirement savings plan, the non-qualified retirement savings plan, and the deferred compensation plans. We do not provide defined benefit retirement plans.

•	Benefit plans generally include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, and short- and long-term disability insurance.
Perquisites
The Company currently does not provide any perquisites to current NEOs employed in the U.S.
Severance Plan Arrangements
Xylem offers severance plan arrangements in order to provide transitional assistance to NEOs who are terminated from the Company either without cause or following a change of control. Xylem maintains two severance plans for its senior executives - the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section.

Xylem 2017 Proxy Statement	36

Compensation Decision-Making Process
Role of the Leadership Development and Compensation Committee
The LDCC is responsible for ensuring that our compensation program allows us to be effective in attracting, motivating and retaining top talent critical to our long-term success. The LDCC reviews management performance, succession planning and executive development on a regular and on-going basis. Their role includes establishing and overseeing the total rewards programs for our NEOs. The LDCC annually reviews NEOs’ compensation to ensure it properly aligns with the Company’s business objectives and maintains a strong link to shareholder value. During the first quarter of each year, the LDCC reviews annual performance for the prior year and approves compensation actions (currently in February) including base salaries, AIP targets and LTIP target awards for the current year. The LDCC also reviews tally sheets, which provide a comprehensive picture of an NEO’s total compensation and context for making pay decisions. The LDCC establishes the total compensation for NEOs after seeking input from management regarding individual executives’ performance. Decisions impacting the CEO’s compensation are determined solely by the LDCC based on performance against objectives and market benchmarking factors. The LDCC has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC charter that is on our website at www.xyleminc.com, under “Investors” and then “Corporate Governance.”
Role of the Compensation Consultant
The LDCC has retained Pearl Meyer as its independent compensation consultant each year since 2011. In fiscal year 2016, Pearl Meyer only performed executive officer and Director compensation services at the direction of the LDCC. Prior to engaging Pearl Meyer each year, the LDCC reviews Pearl Meyer’s independence. The LDCC has determined that Pearl Meyer is independent and Pearl Meyer’s work does not raise any conflict of interest pursuant to the SEC and the NYSE rules. In 2016, at the request of the LDCC, Pearl Meyer attended all LDCC meetings and also met with the LDCC without management present. Pearl Meyer provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Primary and Supplemental Peer Groups. At the direction of the LDCC, Pearl Meyer also worked with management to review the results of the annual benchmarking exercise as well as benchmarking for our director compensation program. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.
Role of Management
Management routinely provides the LDCC with current and projected results of performance pay plans, and external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, Committee meetings are regularly attended by the CEO, the Chief Human Resources Officer and the Vice President of Total Rewards. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s executive officers, other than himself, with the understanding that ultimate decisions are made by the LDCC.

37	Xylem 2017 Proxy Statement

Additional Information
Change of Control Agreements
Our NEOs do not have stand-alone change of control agreements. However, many of the Company’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits upon a change of control. A description of these benefits is on page 44. Under our plans, the Company does not provide any tax gross-ups related to Section 280G of the IRC.
Consideration of Tax and Accounting Impacts
Section 162(m) of the IRC places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and the three other highest-paid NEOs, other than the CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.
Compensation attributable to awards under Xylem’s AIP and LTIP program are generally structured to qualify as performance-based compensation under Section 162(m). It is intended, but not required, that AIP and LTIP awards for NEOs be tax deductible. The LDCC also reserves the right to issue awards to our NEOs that are not tax deductible under Section 162(m) because the LDCC may conclude that it is in the best interests of the Company and our shareholders. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect).
Clawback Policy
We have adopted a policy that provides for recoupment of both cash and equity performance-based compensation if our Board determines that an executive officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of financial statements previously issued by the Company. We intend to update our policy as necessary to comply with any final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act clawback requirements once they are effective.
Earnings Black-Out Period and Timing of Stock-Based Grants
The Company typically closes the window for insiders to trade in the Company’s securities in advance of, and for a period of time immediately following earnings releases, because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. LTIP awards may be granted at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of LTIP awards granted. Rather, the LDCC uses market competitive data, individual performance and retention considerations when it grants equity awards under the LTIP. In general, LTIP awards are granted to NEOs, other executives, and Directors on the approval date. For new hires, LTIP awards are granted on the later of the LDCC approval date or the start of employment (adjusted for black-out period).

Xylem 2017 Proxy Statement	38

2016 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation for our NEOs.

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Patrick K. Decker	2016	975,384	—	4,012,540	1,250,001	1,005,480	138,660	7,382,065
President and	2015	981,731	—	3,299,978	1,700,003	843,960	127,798	6,953,470
Chief Executive Officer	2014	711,538	—	4,626,428	1,506,814	1,004,180	378,909	8,227,869
E. Mark Rajkowski	2016	461,538	—	1,430,075	374,999	330,300	55,429	2,652,341
SVP and Chief Financial Officer
Kenneth Napolitano	2016	416,938	—	642,055	200,000	250,290	46,706	1,555,989
SVP and President,	2015	423,846	—	462,014	238,004	218,120	77,036	1,419,020
Applied Water Systems	2014	400,000	—	462,020	238,002	264,320	80,625	1,444,967
Colin R. Sabol	2016	420,408	—	601,881	187,499	252,750	87,715	1,550,253
SVP and President,	2015	415,962	—	529,967	170,003	203,190	88,677	1,407,799
Analytics and Treatment	2014	400,000	—	330,002	170,000	226,560	84,573	1,211,135
Claudia S. Toussaint	2016	427,346	—	521,654	162,504	253,240	47,641	1,412,385
SVP, General Counsel and	2015	425,769	—	362,880	187,003	209,200	44,448	1,229,300
Corporate Secretary	2014	59,923	300,000	2,250,016	—	41,930	7,153	2,659,022
Shashank Patel	2016	382,034	75,000	200,627	62,500	157,320	60,887	938,368
Former Interim Chief Financial Officer	2015	428,307	—	272,494	72,496	125,110	55,025	953,432

(1)	Mr. Rajkowski joined the Company in March of 2016. Mr. Patel became an NEO in 2015 as a result of his appointment as Interim CFO effective July 30, 2015 and stepped into his new role in March of 2016.

(2)
Amounts in the “Salary” column represent the actual base salary earned by the NEOs in 2016 and are pro-rated based on the NEO’s start date. Mr. Patel’s amount also includes a special allowance of $69,228 (approximately $25,000 per month) to recognize additional responsibilities related to the Interim CFO assignment. 2015 includes one additional pay period.

(3)
The amount for Mr. Patel represents a one-time payment in recognition of the successful completion of the Interim CFO assignment and significant contributions in the Sensus acquisition deal. The 2014 amount for Ms. Toussaint represents a one-time payment in recognition of cash incentives, perquisites, and the portion of near-term equity awards forfeited in connection with her acceptance of the Company’s offer of employment.

(4)
Amounts in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the PSU and RSU awards. Assuming the maximum performance is achieved for the 2016 PSU award, the maximum grant date fair value of the PSU award is $5,293,898 for Mr. Decker; $1,680,122 for Mr. Rajkowski; $847,087 for Mr. Napolitano; $794,085 for Mr. Sabol; $688,239 for Ms. Toussaint; and $264,695 for Mr. Patel. A discussion of the awards and assumptions used in calculating the 2016 values may be found in Note 16 to the Consolidated and Combined Financial Statements in the Company’s 2016 Annual Report on Form 10-K filed on February 23, 2017.

(5)
Amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards. A discussion of assumptions relating to 2016 stock option awards may be found in Note 16 to the Consolidated and Combined Financial Statements in the Company’s 2016 Annual Report on Form 10-K filed on February 23, 2017.

(6)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards earned for the each performance year.

(7)	Amounts in this column represent items specified in the “All Other Compensation Table” below.
All Other Compensation Table

Name	Company Contribution to Tax-Qualified Retirement Savings Plan ($)(a)	Company Contribution to Non-Qualified Retirement Savings Plan ($)(b)	Company Contribution to Deferred Compensation Plan ($)(c)	Other ($)(d)	Total All Other Compensation ($)
Patrick K. Decker	18,550	120,110	0	—	138,660
E. Mark Rajkowski	18,550	36,879	—	—	55,429
Kenneth Napolitano	18,550	14,140	14,016	—	46,706
Colin R. Sabol	18,550	28,571	—	40,594	87,715
Claudia S. Toussaint	18,550	15,091	14,000	—	47,641
Shanshank Patel	31,800	24,615	0	4,472	60,887

(a)	These amounts include contributions in fiscal year 2016 as well as contributions for the 2016 AIP award earned in 2016 and paid in 2017.

(b)
These amounts include contributions in fiscal year 2016 as well as contributions for the 2016 AIP award earned in 2016 and paid in 2017. Xylem contributions are unfunded and participants have access to the same investment funds available to participants in the tax-qualified retirement savings plan.

(c)	These amounts include contributions for the 2016 AIP award earned in 2016 and paid in 2017 to the participants under the Xylem Deferred Compensation Plan.

(d)
For Mr. Sabol the amount represents partial relocation benefits he received in connection with his new assignment started at the end of 2015. This is consistent with benefits provided to other employees that require relocation due to a new work assignment.

For Mr. Patel, the amount represents reimbursement for tax return preparation and spousal travel costs associated with his interim CFO assignment.

39	Xylem 2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN 2016
The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick K. Decker		0	1,176,000	2,352,000							—
	2/24/16				0	66,720	116,760				2,762,541
	2/24/16							33,360			1,249,999
	2/24/16								138,581	37.47	1,250,001
E. Mark Rajkowski		0	480,000	960,000							—
	5/5/16				0	18,060	31,605				855,051
	5/5/16							9,030			375,016
	5/5/16							4,816			200,008
	5/5/16								40,453	41.53	374,999
Ken Napolitano		0	292,740	585,480							—
	2/24/16				0	10,676	18,683				442,040
	2/24/16							5,338			200,015
	2/24/16								22,173	37.47	200,000
Colin R. Sabol		0	295,610	591,220							—
	2/24/16				0	10,008	17,514				414,381
	2/24/16							5,004			187,500
	2/24/16								20,787	37.47	187,499
Claudia S. Toussaint		0	279,825	559,650							—
	2/24/16				0	8,674	15,180				359,147
	2/24/16							4,337			162,507
	2/24/16								18,016	37.47	162,504
Shashank Patel		0	184,000	368,000							—
	2/24/16				0	3,336	5,838				138,127
	2/24/16							1,668			62,500
	2/24/16								6,929	37.47	62,500

(1)
Amounts reflect the annualized minimum, target and maximum payment levels, respectively, if an award payout is achieved under the 2016 AIP described under “Compensation Discussion and Analysis - Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The amount under Threshold shown is 0% of the Target amount, which is comprised of the Team Performance and Individual Performance components. Team Performance payouts begin at 50% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid. Individual Performance payout range from 0% to 200%.

(2)
Amounts reflect the number of PSUs granted in 2016, which were determined using the closing price of Xylem stock on the respective grant dates. The 2016 annual awards vest in full at the end of the three-year restriction period following the grant date for normal annual grants - February 24, 2016 (“Annual Grant Date”), to the extent that they are earned based on pre-set ROIC and relative TSR performance goals and provided that the executive remains an employee as of the vesting date as described in “Compensation Discussion and Analysis - Elements of Our Compensation Program”.

(3)
Amounts reflect the number of RSUs granted in 2016, which were determined using the closing price of Xylem stock on the respective grant dates. The 2016 annual awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of the vesting date.

Mr. Rajkowski’s new hire grant of 4,816 shares was a one-time off-cycle awards as described in detail under “Compensation Discussion and Analysis - Long-Term Incentive Plan.”

(4)
Amounts reflect the number of stock options granted in 2016, which was determined using the binomial lattice value on the respective grant dates. These awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of each vesting date. The options expire ten years after the Annual Grant Date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the respective grant dates.

(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2016.

Xylem 2017 Proxy Statement	40

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
The following table provides information regarding all outstanding stock options, unvested RSU and PSU awards held by each NEO as of December 31, 2016.

	Option Awards					RSU Awards		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Number of Shares or Units of Stock that Have Not Vested (#)(5)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Patrick K. Decker	3/17/14	110,390	55,194	36.8100	2/25/24	142,086	7,036,099	112,604	5,576,150
	2/24/15	66,433	132,864	35.9600	2/24/25
	2/24/16	—	138,581	37.4700	2/24/26
E. Mark Rajkowski	5/5/16	—	40,453	41.5300	2/24/26	13,846	685,654	18,060	894,331
Kenneth Napolitano	3/5/10	17,999	—	30.0295	3/5/20	17,722	877,593	17,100	846,792
	3/3/11	17,527	—	32.3818	3/3/21
	11/7/11	46,140	—	24.6000	11/7/21
	3/2/12	32,662	—	26.6000	3/2/22
	3/1/13	30,909	—	27.4900	3/1/23
	2/25/14	15,883	7,941	38.7600	2/25/24
	2/24/15	9,301	18,601	35.9600	2/24/25
	2/24/16	—	22,173	37.4700	2/24/26
Colin R. Sabol	3/1/13	12,078	—	27.4900	3/1/23	19,306	956,033	14,596	722,794
	2/25/14	11,345	5,672	38.7600	2/25/24
	2/24/15	6,644	13,286	35.9600	2/24/25
	2/24/16		20,787	37.4700	2/24/26
Claudia S. Toussaint	2/24/15	7,308	14,615	35.9600	2/24/25	19,886	984,755	13,721	679,464
	2/24/16	—	18,016	37.4700	2/24/26
Shashank Patel	3/3/11	4,951	—	32.3818	3/3/21	10,689	529,319	3,336	165,199
	11/7/11	2,621	—	24.6000	11/7/21
	3/2/12	8,398	—	26.6000	3/2/22
	3/1/13	7,555	—	27.4900	3/1/23
	2/25/14	4,004	2,002	38.7600	2/25/24
	2/24/15	2,833	5,666	35.9600	2/24/25
	2/24/16	—	6,929	37.4700	2/24/26

(1)	All stock option awards vest in three equal installments over the three-year period following the grant date.

(2)	The following table provides the vesting schedule for unvested stock options (vesting occurs on the applicable anniversary of the Annual Grant Date).

	Grant	Vesting Schedule (#)
Name	Date	2017	2018	2019
Patrick K. Decker	3/17/14	55,194	—	—
	2/24/15	66,432	66,432	—
	2/24/16	46,194	46,194	46,193
E. Mark Rajkowski	5/5/16	13,485	13,484	13,484
Kenneth Napolitano	2/25/14	7,941	—	—
	2/24/15	9,301	9,301	—
	2/24/16	7,391	7,391	7,391
Colin R. Sabol	2/25/14	5,672	—	—
	2/24/15	6,643	6,643	—
	2/24/16	6,929	6,929	6,929
Caludia S. Toussaint	2/24/15	7,308	7,307	—
	2/24/16	6,006	6,005	6,005
Shashank Patel	2/25/14	2,002	0	0
	2/24/15	2,833	2,833	0
	2/24/16	2,310	2,310	2,309

41	Xylem 2017 Proxy Statement

(3)
Amounts reflect unvested RSUs. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Decker’s 2014 grant of 40,342 shares, which vests on February 25, 2017, and Mr. Rajkowski’s 2016 grant of 9,030 shares, which vests in three equal installments on the anniversary dates of the February 24, 2016 grant date:

	Grant	Vesting Schedule (#)
Name	Date	2017	2018	2019
Patrick K. Decker	3/17/14	22,500	—	—
	3/17/14	40,342	—	—
	2/24/15	—	45,884	—
	2/24/16	11,120	11,120	11,120
E. Mark Rajkowski	5/5/16	3,010	3,010	3,010
	5/5/16	1,606	1,605	1,605
Kenneth Napolitano	2/25/14	5,960	—	—
	2/24/15	—	6,424	—
	2/24/16	1,780	1,779	1,779
Colin R. Sabol	2/25/14	4,257	—	—
	2/24/15	—	4,588	—
	11/2/15	—	5,457	—
	2/24/16	1,668	1,668	1,668
Caludia S. Toussaint	10/29/14	10,502	—	—
	2/24/15	—	5,047	—
	2/24/16	1,446	1,446	1,445
Shashank Patel	2/25/14	1,548	0	0
	2/24/15	0	2,016	0
	11/2/15	0	5,457	0
	2/24/16	556	556	556

(4)	Market values were determined based on the Company’s closing stock price of $49.52 on December 30, 2016.

(5)
Amounts reflect the unvested PSUs at target and exclude the 2014 grants where no shares were earned due to below threshold performance. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Rajkowski’s 2016 grant, which vests on February 24, 2019):

	Grant	Vesting Schedule (#)
Name	Date	2018	2019
Patrick K. Decker	2/24/15	45,884	—
	2/24/16	—	66,720
E. Mark Rajkowski	5/5/16	—	18,060
Kenneth Napolitano	2/24/15	6,424	—
	2/24/16	—	10,676
Colin R. Sabol	2/24/15	4,588	—
	2/24/16	—	10,008
Caludia S. Toussaint	2/24/15	5,047	0
	2/24/16	0	8,674
Shashank Patel	2/24/16	0	3,336

OPTION EXERCISES AND STOCK VESTED IN 2016
The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of RSUs in 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Patrick K. Decker	—	—	22,500	877,725
E. Mark Rajkowski	—	—	—	—
Kenneth Napolitano	—	—	8,403	318,810
Colin R. Sabol	66,738	1,164,990	6,002	227,716
Claudia S. Toussaint	—	—	42,005	2,030,102
Shashank Patel	—	—	2,001	75,918

(1)
This amount reflects number of shares acquired upon exercise of stock options multiplied by the difference between the Xylem stock price on the date of exercise and the exercise price of stock options.

(2)	These amounts reflect the value realized upon the vesting of RSUs based upon the closing price of Xylem stock on the date of vesting.

Xylem 2017 Proxy Statement	42

NON-QUALIFIED COMPENSATION FOR 2016
Xylem Deferred Compensation Plan
The Xylem Deferred Compensation Plan is a deferred compensation plan that permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payments. Any AIP amounts deferred will be included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” Amounts deferred are unsecured general obligations of the Company and will rank with other unsecured and unsubordinated indebtedness of the Company.
Xylem Supplemental Retirement Savings Plan
The Xylem Supplemental Retirement Savings Plan (“SRSP”) was established to provide retirement benefits that cannot be paid from the qualified retirement savings plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan. These benefits are generally paid directly by Xylem. It is a non-qualified and unfunded plan with all amounts in the plan constituting a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.
The table below shows the activity within the Xylem Deferred Compensation Plan and the SRSP (Non-Qualified Savings) for the NEOs for 2016.
2016 Non-Qualified Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Patrick K. Decker	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	120,110	3,595	—	258,905
	Total	—	120,110	3,595	—	258,905
E. Mark Rajkowski	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	36,879	116	—	12,258
	Total	—	36,879	116	—	12,258
Kenneth Napolitano	Deferred Compensation	200,232	14,016	—	—	—
	Non-Qualified Savings	—	14,140	2,200	—	157,379
	Total	200,232	28,156	2,200	—	157,379
Colin R. Sabol	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	28,571	8,505	—	177,565
	Total	—	28,571	8,505	—	177,565
Claudia S. Toussaint	Deferred Compensation	200,000	14,000	—	—	—
	Non-Qualified Savings	—	15,091	2,559	—	41,643
	Total	200,000	29,091	2,559	—	41,643
Shashank Patel	Deferred Compensation	—	—	—	—	—
	Non-Qualified Savings	—	24,615	704	—	52,168
	Total	—	24,615	704	—	52,168

(1)
Amounts represent the deferred portion of the 2016 AIP, which was credited to NEOs’ account in 2017 and is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
Amounts consist of the contributions to the participants under the Xylem Deferred Compensation Plan and SRSP for the 2016 AIP, which were credited to the NEOs’ accounts in 2017. These amounts are reflected in the Non-Qualified Retirement Savings Plan and Deferred Compensation Plan contribution columns in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(3)	The Company does not provide preferential or above-market rates as defined in applicable SEC rules. As a result, the aggregate earnings are not included in the Summary Compensation Table.

(4)
The amounts represent account balances at 2016 fiscal year end and exclude contributions that were credited in 2017. There were no previously reported amount for Deferred Compensation since 2012. The aggregate balance for SRSP that has been reported as compensation to an NEO in the Summary Compensation Table for previous years since 2012 is $316,701 for Mr. Decker; $36,879 for Mr. Rajkowski; $191,739 for Mr. Napolitano; $123,706 for Mr. Sabol; $43,924 for Ms. Toussaint and $57,805 for Mr. Patel.

43	Xylem 2017 Proxy Statement

POTENTIAL POST-EMPLOYMENT COMPENSATION
The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The severance plans listed below apply to the Company’s senior executives, including NEOs (unless provided otherwise below), as defined by Section 409A of the IRC. The severance plans do not allow for excise tax gross-ups and include a cap on severance benefits.
The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2016, and include amounts which would be earned through such date (or that would be earned during a period of severance). The Company’s obligation to continue severance payments stops if the executive does not comply with the Xylem Code of Conduct or non-compete provisions. The amounts shown below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: accrued salary and vacation pay; certain generally available severance benefits; and distributions of balances under the retirement savings plans.
Xylem Senior Executive Severance Pay Plan
The purpose of the Xylem Senior Executive Severance Pay Plan (“SESPP”) is to provide a period of transition following termination of employment for senior executives. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause. All NEOs, except for Mr. Patel, are eligible to participate in this plan.
The amount of severance paid (“Severance Pay”) under this plan depends on the executive’s salary and years of service at the time of cessation. The plan typically provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service with a cap of 24 months. The Company will also provide continuation of health and life insurance benefits for the duration of the severance period.
Xylem Special Senior Executive Severance Pay Plan
The purpose of the Xylem Special Senior Executive Severance Pay Plan (“SSESPP”) is to provide compensation in the case of termination of a senior executive’s employment in connection with a change of control (as defined in our equity compensation plan). All NEOs are eligible to participate in this plan.
Under this plan, if an NEO (i) is terminated without cause in contemplation of a change of control that ultimately occurs; or (ii) is terminated without cause or resigns for good reason within two years after a change of control, the following will be provided:

Benefit	CEO and NEO Hired or Promoted Prior to May 1, 2012	NEO Hired or Promoted on or after May 1, 2012 (excluding CEO)
“Severance Pay” as a multiple of annual base salary and current actual AIP	3 Times	2 Times Target AIP for new hire without full-year AIP history
Continuation of Health and Life Insurance Benefits at the Same Level	3 Years	2 Years
Other Benefits	• Severance Pay times the current eligible percentage rate of Xylem’s contributions to applicable retirement savings plans; and • One year of outplacement services
In the event severance payments under the plan would constitute an “excess parachute payment” within the definition of Section 280G of the IRC, payments would be provided based on whichever option would provide a better after-tax benefit to the NEO:

•	the aggregate of all severance payments reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the IRC; or

•	the aggregate of all severance payments without a reduction.

Xylem 2017 Proxy Statement	44

Potential Post-Employment and Change of Control Compensation
The following table reflects the estimated amount of compensation payable to each of the Company’s NEOs upon termination of the NEO’s employment under various scenarios. The amounts shown are calculated using an assumed termination date effective as of December 31, 2016. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the NEO would receive if an eligible termination event were to occur.

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Patrick K. Decker	11.5	4.3	20.3
E. Mark Rajkowski	0.5	0.6	3.3
Kenneth Napolitano	1.5	0.9	4.1
Colin R. Sabol	1.4	0.7	4.0
Claudia S. Toussaint	1.4	0.4	3.2
Shashank Patel	0.8	—	2.0

(1)
This is a potential lump-sum payment related to the acceleration of unvested equity awards which would have occurred if an NEO had died or become disabled as of December 31, 2016. Equity awards vest according to the terms described in “Compensation Discussion and Analysis - Our Executive Compensation Program - Long-term Incentive Plan”. The amounts shown reflect the market value of RSUs, PSUs (prorated based on actual performance), and in-the-money stock options based on the Company’s December 30, 2016 closing price of $49.52.

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2016:

a.
Severance Pay for under the SESPP except for Mr. Decker, who would be paid an amount equal to two times the total of his current annual salary and target AIP based on the severance arrangement included in his letter of agreement filed with our Quarterly Report on Form 10-Q on April 29, 2014. The amounts are paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period under the SESPP.

(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of change of control:

a.	Severance Pay under the SSESPP, which is paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.
A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of RSUs, PSUs (assuming target performance is achieved) and in-the-money stock options based on the Company’s December 30, 2016 closing price of $49.52.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem retirement savings plans as provided under the SSESPP.

d.	The Company’s portion of health and life insurance premiums under the SSESPP.

e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the SSESPP.

45	Xylem 2017 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information related to the shares of Xylem common stock that may be issued under equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	3,383,314(2)	$33.71(3)	7,743,940
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,383,314	$33.71(3)	7,743,940

(1)	Includes the Xylem 2011 Omnibus Incentive Plan and ITT 2003 Equity Incentive Plan.

(2)	The amount includes 2,126,529 shares of stock options, 899,031 shares underlying restricted stock and RSUs, and 357,754 shares underlying PSUs at target.

(3)	Represents weighted average exercise price of outstanding stock options only.

INFORMATION ABOUT VOTING
Who is entitled to vote? You can vote if you owned shares of Xylem’s common stock as of the close of business on March 14, 2017, the record date. On the record date 179,687,689 shares of Xylem common stock were outstanding. Each share is entitled to one vote.
What is the difference between a registered owner and a beneficial owner? If the shares you own are registered in your name directly with our transfer agent, Wells Fargo Shareholder Services, you are the “registered owner” and the shareholder of record with respect to those shares.
If the shares you own are held in a stock brokerage account, bank, one of Xylem’s savings plans or by another holder of record, you are considered the “beneficial owner”. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form they provided or by following their instructions for voting by telephone or on the Internet.
How do I vote? We encourage you to vote as soon as possible, even if you plan to attend the meeting in person.

•	If you are a registered owner, you can vote either in person at the Annual Meeting or by proxy.

•
If you are a beneficial owner, you can vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and would like to vote in person at the Annual Meeting, you will need to obtain a written proxy, executed in your favor, from the shareholder of record (your bank or broker).

•	If your shares are held through one of Xylem’s savings plans, you can vote by submitting voting instructions to your plan trustee. Your shares cannot be voted in person at the Annual Meeting.
If you choose to vote by proxy, you can do so in one of three ways:

By Internet	By Telephone	By Mail
www.proxyvote.com	1-800-690-6903 (United States and Canada only)	Mark, date and sign your proxy card or voting instruction form and return it in envelope provided
Can I vote by filling out and returning the Notice of Internet Availability of Proxy Materials? No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it.

Xylem 2017 Proxy Statement	46

How will my shares be voted at the Annual Meeting? If you decide to vote by proxy at the Annual Meeting, the persons indicated on your proxy card or voting instruction form (the “proxies”) will vote your shares in accordance with your instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by our Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.
Can I revoke my proxy? You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or by casting a new vote on the Internet or by telephone. You can also send a written notice of revocation to our Corporate Secretary at the address listed on the Notice of the Annual Meeting. You can also revoke your proxy by voting in person at the Annual Meeting. If you are a registered owner, you can vote your shares in person at the Annual Meeting. If you are a beneficial owner, you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote in person at the Annual Meeting.
What is a quorum for the Annual Meeting? A quorum is required in order to hold a valid meeting. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. Under Indiana law, where the Company is incorporated, broker non-votes and abstentions do not affect the determination of whether a quorum is present.
What is broker discretionary voting? Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain routine matters on behalf of beneficial owners who have not provided voting instructions. In contrast, brokerage firms are not permitted to vote in their discretion on non-routine matters. Of the matters to be voted on at the Annual Meeting as described in this Proxy Statement, only Proposal 2, the ratification of the appointment of the independent auditor, is considered to be “routine,” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.
What are the voting requirements to elect the directors and to approve the proposals to be voted on at the Annual Meeting?

Proposal	Vote Required	Broker Discretionary Voting Allowed	Board Recommendation
Election of six members of the Xylem Inc. Board of Directors	Majority of votes cast. Votes cast “for” a director must exceed the votes cast “against” that director	No	FOR
Ratification of the appointment of Deloitte & Touche LLP for 2017	Votes cast “for” the proposal must exceed votes cast “against” the proposal	Yes	FOR
Advisory approval of named executive officer compensation	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	FOR
Amendment to Articles of Incorporation to allow shareholders to amend the By-laws	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	FOR
What if a director nominee fails to be elected by a majority? Our By-laws provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the Chair of the Board or the Corporate Secretary. Our Nominating and Governance Committee will promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and our shareholders, and will make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

47	Xylem 2017 Proxy Statement

Who counts the votes? Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and an agent of Broadridge will act as one of our Inspectors of Election for the Annual Meeting. The other Inspector of Election will be an employee of the Company.
Who will pay for the costs of this proxy solicitation? Xylem will pay the cost incurred in connection with the solicitation of proxies. We have engaged Morrow & Co., LLC to assist with the solicitation of proxies for a fee of $10,000. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our Directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communications. They will not receive any additional compensation for these activities.
How do I vote if I am a participant in one of Xylem’s savings plans for employees? If you participate in any of the Xylem savings plans for employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee will vote the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for shares in Xylem savings plan accounts must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 5, 2017.
I participate in the Xylem savings plan and I am a shareholder of record of shares of Xylem common stock. How many proxy cards will I receive? You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareholder of record will be set out separately on the proxy card.
How many shares are held by participants in the Xylem employee savings plans? As of the close of business on March 14, 2017, the record date, Fidelity Investments, the trustee of the Company stock in the Xylem employee savings plans, held 391,103 shares of Xylem common stock (approximately 0.2% of the outstanding shares).
Where can I find the voting results? Preliminary results will be reported at the Annual Meeting. We will report final results in a filing with the Securities and Exchange Commission (“SEC”) on Form 8-K.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with SEC rules, we are using the Internet as our primary means of providing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our Proxy Statement and 2016 Annual Report, and voting via the Internet. We expect to mail the Notice and to begin mailing our proxy materials on or about March 28, 2017.
Electronic Delivery of Proxy Materials. If you received a paper copy of this Proxy Statement and would like to receive future proxy statements and annual reports electronically, you can submit your request at www.proxyvote.com, the Internet voting site hosted by Broadridge. Registering for electronic delivery enables you to receive Xylem’s Annual Report and Proxy Statement more quickly and to access them at your convenience, while conserving natural resources and lowering printing and mailing costs.
We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xyleminc.com) and click on “Financial Information” under the “Investors” heading, and then click on “SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules, are also available without charge to shareholders by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573.

Xylem 2017 Proxy Statement	48

HOUSEHOLDING – REDUCE DUPLICATE MAILINGS
To reduce duplicate mailings, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and same last name and who do not participate in electronic delivery or Internet access of proxy materials, will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue to receive individual copies. By reducing duplicate mailings, we are able to conserve natural resources and lower the costs of printing and distributing our proxy materials.
If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution if you are a beneficial owner. If you are a registered owner, you may contact us by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 or by emailing investor.relations@xyleminc.com.
Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, please contact Broadridge, either by calling toll-free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
2018 SHAREHOLDER PROPOSALS
Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), shareholder proposals must be submitted in accordance with SEC Rule 14a-8 and must be received by our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 by no later than the close of business on November 28, 2017.
Director Nominations for Inclusion in our Proxy Materials (Proxy Access). In 2016 we amended our By-laws to permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Xylem common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to 20% of our existing Board or two nominees, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-laws. Under our By-laws, notice of proxy access director nominees must be received by our Corporate Secretary at the address noted above no earlier than the close of business on October 29, 2017, and no later than the close of business on November 28, 2017. In the event that the date of the 2018 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 150 calendar days prior to the 2018 Annual Meeting and (ii) not later than 120 calendar days prior to the 2018 Annual Meeting or 10 calendar days following the date on which public announcement of the 2018 Annual Meeting is first made, whichever is later.
Director Nominations and Other Proposals to be Brought Before the 2018 Annual Meeting of Shareholders. Under our By-laws, if a shareholder wishes to present other business or nominate a director candidate directly at the 2018 Annual Meeting, rather than for inclusion in our proxy statement, a timely notice of such business or nomination must be received by our Corporate Secretary at the address noted above no earlier than the close of business on November 28, 2017 and no later than the close of business on December 28, 2017. In the event that the date of the 2018 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 120 calendar days prior to the 2018 Annual Meeting and (ii) not later than 90 calendar days prior to the 2018 Annual Meeting or 10 calendar days following the date on which public announcement of the 2018 Annual Meeting is first made, whichever is later. Such notice must comply with the requirements of our By-laws. SEC rules permit management to vote proxies at its discretion in certain cases if the shareholder does not comply with the advance notice provisions of our By-laws.

49	Xylem 2017 Proxy Statement

XYLEM INC. 1 INTERNATIONAL DRIVE RYE BROOK, NEW YORK 10573
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM (ET) the day before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21161-P90325	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

XYLEM INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4
Vote on Directors						Vote on Proposals		For	Against	Abstain
1.	Election of six members of the Xylem Inc. Board of Directors.
	Nominees:		For	Against	Abstain
	1a	Curtis J. Crawford, Ph.D.	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2017.	☐	☐	☐
	1b	Robert F. Friel	☐	☐	☐
	1c	Sten E. Jakobsson	☐	☐	☐	3.	Advisory vote to approval the compensation of our named executive officers.	☐	☐	☐
	1d	Steven R. Loranger	☐	☐	☐
	1e	Surya N. Mohapatra, Ph.D.	☐	☐	☐	4.	Management Proposal: Approval of an amendment to the Company's Articles of Incorporation to Allow Shareholders to Amend the By-Laws.	☐	☐	☐
	1f	Jerome A. Peribere	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this Meeting				☐	☐
				Yes	No
(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

ADMISSION TICKET
Annual Meeting of Shareholders
Wednesday, May 10, 2017, 11:00 a.m. (ET)
Xylem Headquarters
1 International Drive
Rye Brook, NY 10573
If you plan to attend the Annual Meeting, please bring this Admission Ticket with you.
Note: If you plan to attend the Annual Meeting of Shareholders, please indicate your intention by marking the appropriate box on the attached proxy card and please bring a proper form of identification. For directions, please call 914-323-5700. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.
SEC PROXY ACCESS NOTICE
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, May 10, 2017 at 11:00 a.m. (ET) at Xylem Headquarters, 1 International Drive, Rye Brook, NY 10573: The proxy materials for Xylem Inc.’s 2017 Annual Meeting of Shareholders, including the 2016 Annual Report and 2017 Notice and Proxy Statement are available on the Internet at www.proxyvote.com.
_ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _ __ _ _ _
E21162-P90325

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2017.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Hannah Skeete and Claudia Toussaint, or either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

For participants in a Xylem Retirement Savings Plan:
Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings plan account and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). Participants under these plans should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. (ET), on May 5, 2017. The trustee of the savings plans will vote Undirected Shares in the same proportion as the shares for which directions are received from participants, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be dated and signed on the reverse side.)